Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

Among

INTERFACE AMERICAS HOLDINGS, LLC,

BENTLEY PRINCE STREET, INC.

and

BENTLEY PRINCE STREET HOLDINGS, INC.

Dated as of July 25, 2012

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; CERTAIN RULES OF CONSTRUCTION	1
1.1 Definitions	1
1.2 Interpretation and Rules of Construction	12

ARTICLE II PURCHASE AND SALE OF SHARES	12
2.1 Purchase and Sale of Shares	12
2.2 The Closing	12
2.3 Estimate	13
2.4 Initial Purchase Price	13
2.5 Closing Deliveries	13
2.6 Adjustment to Initial Purchase Price	14
2.7 Withholding	15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER	15
3.1 Organization	16
3.2 Power and Authorization	16
3.3 Governmental Authorizations	16
3.4 Noncontravention	16
3.5 Capitalization of the BPS Companies	17
3.6 Title	18
3.7 Financial Statements	18
3.8 Undisclosed Liabilities	18
3.9 Absence of Certain Changes	18
3.10 Real Property	19
3.11 Intellectual Property	20
3.12 Legal Compliance	21
3.13 Tax Matters	21
3.14 Company Employee Plans	23
3.15 Environmental Matters	24
3.16 Contracts	25
3.17 Affiliate Transactions	27
3.18 Employees	28
3.19 Litigation; Government Orders	29
3.20 Insurance	29
3.21 Assets	29
3.22 Accounts Receivable; Inventory	29
3.23 Material Suppliers	30
3.24 Warranties	30
3.25 Brokers and Other Advisors	30
3.26 No Additional Representations or Warranties	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER	31
4.1 Organization	31

4.2 Power and Authorization	31
4.3 Governmental Authorizations	31
4.4 Noncontravention	31
4.5 Brokers and Other Advisors	31
4.6 Litigation; Government Orders	32
4.7 Investment Intent	32
4.8 Availability of Funds	32
4.9 No Additional Representations or Warranties	32

ARTICLE V COVENANTS	33
5.1 Conduct of Business	33
5.2 Notice of Developments	36
5.3 Interim Reports	36
5.4 Commercially Reasonable Efforts	36
5.5 Access to Information; Confidentiality	37
5.6 Fees and Expenses	38
5.7 Seller Marks	38
5.8 Press Releases	38
5.9 Employee Benefits	39
5.10 Affiliate Agreements	42
5.11 Exclusivity	43
5.12 Further Assurances	44
5.13 BPS Assets	44
5.14 Non-BPS Assets	44
5.15 Financing	44
5.16 Confidentiality	44
5.17 Non-Solicitation	45
5.18 Insurance Matters	47
5.19 Collections.	48
5.20 Licensed Software	49

ARTICLE VI TAX MATTERS	49
6.1 Section 338(h)(10) Election	49
6.2 Transfer Taxes	50
6.3 Proration of Certain Company Taxes	50
6.4 Tax Returns and Reports	50
6.5 Tax Return Filings	51
6.6 Tax Sharing Agreements	51
6.7 Cooperation	51
6.8 Tax Contests	52
6.9 Certain Post-Closing Settlement Payments and Post-Closing Actions	52
6.10 Tax Treatment of Indemnification Claims	52

ARTICLE VII CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING	53
7.1 Representations and Warranties	53
7.2 Performance	53

ii

7.3 No Material Adverse Effect	53
7.4 Officer’s Certificate	53
7.5 Necessary Approvals and Consents	53
7.6 Delivery of Stock Certificates	53
7.7 Legality	53
7.8 Organizational Documents; Good Standing Certificates	54
7.9 Resignations	54
7.10 FIRPTA Certificate	54
7.11 Closing Deliveries	54
7.12 Payoff Letters and Releases	54
7.13 Transition Marks License Agreement	54
7.14 Transition Services Agreement	54
7.15 Control Letter Agreements	54

ARTICLE VIII CONDITIONS TO THE SELLER’S OBLIGATIONS AT THE CLOSING	54
8.1 Representations and Warranties	55
8.2 Performance	55
8.3 Officer’s Certificate	55
8.4 Necessary Approvals and Consents	55
8.5 Legality	55
8.6 Closing Deliveries	55
8.7 Control Letter Agreements	55

ARTICLE IX INDEMNIFICATION	55
9.1 Survival of Representations and Warranties	55
9.2 General Indemnification	56

ARTICLE X TERMINATION	60
10.1 Termination of Agreement	60
10.2 Effect of Termination	61

ARTICLE XI MISCELLANEOUS	61
11.1 Notices	61
11.2 Succession and Assignment; No Third-Party Beneficiary	62
11.3 Amendments and Waivers	62
11.4 Supplemental Disclosures	63
11.5 Entire Agreement	63
11.6 Schedules	63
11.7 Counterparts	63
11.8 Severability	63
11.9 Headings	64
11.10 Governing Law	64
11.11 Jurisdiction; Venue; Service of Process	64
11.12 Specific Performance	65
11.13 Waiver of Jury Trial	65

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of July 25, 2012, by and among Interface Americas Holdings, LLC, a Georgia limited liability company (the “Seller”), Bentley Prince Street, Inc., a Delaware corporation (the “Company”), and Bentley Prince Street Holdings, Inc., a Delaware corporation (the “Buyer”).

WHEREAS, the Seller is the record and beneficial owner of all of the outstanding shares of capital stock of the Company (collectively, the “Shares”); and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Shares upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1 Definitions . As used herein, the following terms will have the following meanings:

“338(h)(10) Elections” shall have the meaning set forth in Section 6.1(a).

“Accounts Receivable” shall mean all trade accounts receivable and other rights to payment from customers of the BPS Companies and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers.

“Acquisition Proposal” shall have the meaning set forth in Section 5.11.

“Action” shall mean any claim, suit, litigation, assessment, arbitration, investigation, hearing, charge, complaint, grievance, audit, demand, notice or proceeding (whether at law or in equity, whether civil or criminal) to, from, by or before (or that could come before) any Governmental Authority.

“Affiliate” shall mean, when used with reference to a specified Person, (a) any Person that directly or indirectly controls or is controlled by or under common control with the specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise, (b) any Person who directly or indirectly beneficially owns at least 50% of any class of the Equity Interests of such specified Person or (c) any Person which such specified Person or an Affiliate (as defined in clauses (a) and (b)) directly or indirectly owns at least 50% of any class of the Equity Interests at such time.

“Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. law.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Arbitrator” shall mean a reputable national or regional independent accounting firm as the Buyer and the Seller may designate by mutual agreement, or failing such agreement, as may be designated by a panel of two reputable national or regional independent accounting firms, one of which is selected by the Buyer and the other of which is selected by the Seller if required; provided, that the Buyer and the Seller shall each designate its accounting firm within ten (10) days after demand of the Buyer or the Seller, and their respective designated firms shall mutually designate the Arbitrator within ten (10) days thereafter.

“Basket” shall have the meaning set forth in Section 9.2(c).

“Benefits Effective Date” shall have the meaning set forth in Section 5.9(b).

“BPS Assets” shall have the meaning set forth in Section 5.13.

“BPS Balance Sheet” shall have the meaning set forth in Section 3.7.

“BPS Balance Sheet Date” shall have the meaning set forth in Section 3.7.

“BPS Companies” shall mean the Company and all Subsidiaries of the Company as of the date hereof (not including Interface Real Estate Holdings, LLC) and Prince Street, Inc., and each shall be a “BPS Company”.

“Business” shall mean any of the businesses and operations of any of the BPS Companies, including developing, designing, manufacturing, marketing and selling broadloom carpet, carpet tile, area rugs and other floorcovering products and services.

“Business Day” shall mean any day except Saturday, Sunday or any day on which banks in the State of New York or Atlanta, Georgia, are authorized or required to be closed.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

“Buyer’s Health Plan” shall have the meaning set forth in Section 5.9(b).

“Cap” shall have the meaning set forth in Section 9.2(c).

“Cash” shall mean, without duplication, (a) cash and cash equivalents of the BPS Companies, less (b) all checks, transfers and funds of the BPS Companies that are outstanding and unpaid as of the Determination Time, in each case, calculated in accordance with GAAP and to the extent not otherwise reflected in Net Working Capital.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean the date on which the Closing actually occurs.

“Closing Statement” shall mean a statement of (a) the Net Working Capital (and a calculation of the amount, if any, by which (i) the Net Working Capital exceeds the Target Working Capital or (ii) the Target Working Capital exceeds the Net Working Capital), (b) the outstanding Debt and (c) the aggregate Cash, in each case, as of the Determination Time.

“COBRA” shall have the meaning set forth in Section 3.14(d)

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collection Period” shall mean the period commencing on the Closing Date and ending on the 274th day thereafter.

“Collections” shall mean, with respect to any account receivable, all cash collections and other proceeds of such account receivable (including late charges, fees and interest arising thereon).

“Common Stock” shall mean the common stock, par value $0.10, of the Company.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Collection Account” shall mean the deposit account of the Company set forth on Schedule 5.19(b).

“Company Control Letter Agreement” shall mean the letter agreement regarding accounts receivable payments from customers of the Company to be entered into by Wells Fargo Bank, National Association, Parent and the Company prior to or contemporaneously with the Closing, a form of which is attached hereto as Exhibit C.

“Company Employee Plan” shall mean all employee benefit plans, programs, agreements or arrangements (whether or not in writing and whether insured or self-insured) sponsored, maintained or contributed to by the BPS Companies, the Seller or any ERISA Affiliate of the Seller (or pursuant to which any of the foregoing could have any Liability, whether direct, indirect, contingent or otherwise) that cover current or former employees or other individual service providers of the BPS Companies, including, but not limited to, all retirement, profit sharing, deferred compensation, severance pay, retention, healthcare, dental, disability, life insurance, stock option, bonus, stock purchase and fringe benefit plans, policies, agreements and arrangements (including employment and consulting agreements).

“Company Intellectual Property” shall have the meaning set forth in Section 3.11(a).

“Company Lockbox” shall mean the lockbox of the Company set forth on Schedule 5.19(b) or to such other lockbox as the Company may direct the Seller in writing following the Closing Date.

“Company Product” shall have the meaning set forth in Section 3.24.

“Company Receivable” shall mean the accounts receivable originated in connection with an invoice payable from an Obligor to the Company or any Post-Closing Company Affiliates (including the BPS Companies).

“Company Systems” shall have the meaning set forth in Section 3.11(b).

“Compensation” shall mean, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by the Company or its Affiliates to such Person or Affiliates of such Person.

“Confidential Information” shall mean any information concerning the businesses and affairs of a Person not generally available to the public, including all financial data, trade secrets, know-how, and other proprietary information (including technologies, processes, techniques, protocols, methods, layouts, drawings, plans, specifications, methodologies, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); provided, however, that, the following shall not be considered Confidential Information: (a) any information that was in the public domain prior to disclosure, as evidenced by documents that were generally published prior to such disclosure, (b) any information that, after disclosure, comes into the public domain through no fault of the receiving Person, (c) any information that is disclosed to the receiving Person by a third party having legitimate possession thereof and the unrestricted right to make such disclosure or (d) any information that is independently developed by a Person without reference to or reliance on Confidential Information; provided, further, that Confidential Information shall also include the terms and conditions of this Agreement and the Contemplated Transactions.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.6(b).

“Contemplated Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the other agreements and documents referred to herein, including (a) the sale and purchase of the Shares and (b) the execution, delivery and performance of this Agreement.

“Contract” shall mean any contract, agreement, lease, license, sublicense, indenture, note, bonds, loan, Guarantee, security or pledge agreement, mortgage, deed of trust, purchase order and any other instrument, undertaking, commitment, understanding or arrangement (including any amendments and other modifications thereto), whether oral or written, that is legally binding on such Person or by which any property, business, operation or right of such Person is legally subject or bound other than a Lease.

“Debt” shall mean, with respect to any Person, all obligations (in each case, including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money created, incurred or accrued by such Person or for which such Person is otherwise liable or responsible or in respect of loans or advances, whether current, short-term or long-term, secured or unsecured (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contracts, (c) for the deferred purchase price of property, goods or services (including any earn-out and similar obligations, but excluding trade payables or accruals included in the calculation of Net Working Capital), (d) under capitalized leases, (e) in respect of letters of credit and bankers’ acceptances, (f) for Contracts relating to interest rate protection, swap agreements, collar agreements and other hedging arrangements, (g) that are payable or would become payable by such Person under severance plans, bonus plans, “change-of-control” agreements or similar arrangements as a result of the consummation of the Contemplated Transactions, (h) without duplication of any amounts payable pursuant to the foregoing clause (g), relating to the termination of the employment of Jack L. Mishkin with the Company (including all related payments arising under the Consulting Agreement, dated as of April 1, 2005 (as amended from time to time), by and between the Company and Jack L. Mishkin) and (i) in the form of Guarantees of the obligations described in clauses (a) through (g) above of any other Person, in each case, to the extent not otherwise reflected in Net Working Capital.

“Determination Time” shall have the meaning set forth in Section 2.2.

“Encumbrance” shall mean any charge, claim, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” shall mean, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” shall mean all Laws and Governmental Orders relating to (a) releases or threatened releases of Hazardous Substances, (b) public or worker health and safety as related to Hazardous Substances, (c) pollution or protection of the environment or (d) the manufacture, handling, transport, use, generation, transportation, emission, treatment, storage or disposal of, arrangement for the disposal or generation of, or exposure of any Person to, any Hazardous Substances.

“Equity Interests” shall mean (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other Contract which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights), in each case, whether owned or held beneficially, of record or legally and any interest that is paid or payable in cash and is based upon the value of any of the foregoing.

“ERISA” shall mean the federal Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that would be deemed a “single employer” with the Seller or the BPS Companies under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Estimated Cash” shall have the meaning set forth in Section 2.3.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.3.

“Estimated Debt” shall have the meaning set forth in Section 2.3.

“Final Closing Statement” shall mean the Closing Statement as finally determined pursuant to Section 2.6.

“Final Purchase Price” shall mean (a) the Purchase Price as of the Closing Date as set forth and adjusted to incorporate the line items included in the Closing Statement if the Seller accepts the Closing Statement as delivered or does not timely object to the Closing Statement as contemplated by Section 2.6(b), or (b) the Purchase Price as finally determined pursuant to Section 2.6 if the Seller timely objects to the Closing Statement.

“Financials” shall have the meaning set forth in Section 3.7.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Government Order” shall mean any order, writ, judgment, injunction, decree, ruling, determination, award, charge, settlement agreement, finding or judicial consent entered by any Governmental Authority.

“Governmental Authority” shall mean any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” shall mean, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a participant in a joint venture in respect of Debt or other obligations of such partnership or venture.

“Hazardous Substance” shall mean petroleum and any substance, waste or material that is defined as “hazardous” or “toxic” in, or which may give rise to Liability or standards of conduct under, any Environmental Laws.

“Indemnitor” shall have the meaning set forth in Section 9.2(f).

“Indemnitee” shall have the meaning set forth in Section 9.2(f).

“Initial Purchase Price” shall have the meaning set forth in Section 2.4.

“Insurance Policies” shall have the meaning set forth in Section 3.20.

“Intellectual Property” shall mean any of the following: (a) all inventions, patents and industrial designs, patent and industrial design applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, (b) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing, (c) all copyrights or other works of authorship, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets, (e) all know-how, and other proprietary information (including technologies, processes, techniques, protocols, methods, layouts, drawings, plans, specifications, methodologies, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all software (including tools, data, databases, and related documentation), and (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium). Intellectual Property owned by any of the BPS Companies shall be referred to as “Company Owned Intellectual Property”.

“IRS” shall mean the Internal Revenue Service.

“Joint Agreements” shall have the meaning set forth in Section 5.10(d).

“Joint-Customer Collection” shall mean all Collections and other forms of payment received in respect of certain accounts receivable to the extent that it is not reasonably apparent, after due inquiry whether such Collections are a Company Receivable or a Seller Receivable.

“Joint-Customer Receiving Party” shall have the meaning set forth in Section 5.19(c).

“Knowledge” shall mean, with respect to the Seller and the BPS Companies, (i) the actual knowledge of John Wells or Patrick Lynch and (ii) the actual knowledge, after due inquiry, of Anthony Minite, David Moore or Rose Solis, and with respect to any other Person, the actual knowledge, after due inquiry, of such Person.

“Laws” shall mean all federal, state, local, municipal or foreign constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions and similar laws (including common law) and legal requirements as in effect from time to time.

“Lease” shall have the meaning set forth in Section 3.10(a).

“Leased Property” shall have the meaning set forth in Section 3.10(a).

“Liability” shall mean any obligation or liability whether known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Licensed Software” shall have the meaning set forth in Section 5.20.

“Losses” shall have the meaning set forth in Section 9.2.

“Material Adverse Effect” shall mean (a) any change in, or effect on (individually or in the aggregate with any other change or effect) the assets, Liabilities, results of operation, Business or condition (financial or otherwise) of the BPS Companies which is, or is reasonably likely to be, materially adverse to the assets, Liabilities, results of operation, Business or condition (financial or otherwise) of the BPS Companies, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any change or effect arising out of or attributable to any of the following, either alone or in combination: (i) changes or effects that generally affect the carpet industry or any segment thereof (including legal and regulatory changes, and changes or effects generally affecting any international, national, regional or local market for any carpet service) after the date hereof; (ii) changes or effects directly resulting from matters disclosed in any Schedule hereto as of the date hereof; (iii) general economic conditions or events, circumstances, changes or effects affecting the financial or securities markets generally after the date hereof; (iv) changes in any Law or GAAP or any interpretation thereof; (v) changes or effects arising from the announcement or consummation of the transactions contemplated by this Agreement, or any action or inaction taken by the BPS Companies at the express request of the Buyer in accordance with this Agreement; or (vi) changes or effects arising or resulting from acts of war (whether or not declared), sabotage, terrorism, military actions or the escalations of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event occurring after the date hereof; or (b) a material adverse effect on the ability of the Seller or any of the BPS Companies to consummate the Contemplated Transactions; provided, further, that, with respect to each of clauses (i), (iii), (iv) and (vi) above, any such effect or change shall only be disregarded and not taken into account in determining whether a Material Adverse Effect has occurred to the extent that such effect or change does not have, and could not reasonably be expected to have, a disproportionate effect on the Business or the BPS Companies relative to other similarly situated Persons.

“Material Contract” shall have the meaning set forth in Section 3.16(b).

“Material Supplier” shall have the meaning set forth in Section 3.23.

“Net Working Capital” shall mean the sum of those current assets of the BPS Companies included in the categories provided on the illustrative net working capital calculation methodology set forth on Schedule 2.6(a), minus the sum of those current liabilities of the BPS Companies included in the categories provided on the illustrative net working capital calculation methodology set forth on Schedule 2.6(a), in each case, without giving effect to the Contemplated Transactions and determined as of the Determination Time in accordance with GAAP.

“Non-BPS Assets” shall have the meaning set forth in Section 5.14.

“Obligor” shall mean, with respect to any accounts receivable, the Person primarily obligated to make payments in respect thereof.

“Ordinary Course of Business” shall mean the ordinary course of business of a Person consistent with the past customs and practices of such Person (including in respect of quantity and frequency).

“Organizational Documents” shall mean, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization of, and any joint venture, limited liability company, operating or partnership agreement of, and other, similar documents adopted, approved, agreed or filed in connection with the creation, formation, organization or governance of, such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended, supplemented or modified from time to time.

“Parent” shall mean Interface, Inc., a Georgia corporation.

“Parent Control Letter Agreement” shall mean the letter agreement regarding accounts receivable payments from customers of Parent and affiliates to be entered into by Wells Fargo Bank, National Association, Parent and the Company prior to or contemporaneously with the Closing, a form of which is attached hereto as Exhibit D.

“Permits” shall have the meaning set forth in Section 3.12.

“Permitted Encumbrance” shall mean (a) liens for Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, pension or other social security programs mandated under applicable Laws, (d) restrictions on the transfer of Equity Interests arising under or required to comply with applicable securities Laws and (e) Encumbrances listed on the Schedules attached hereto.

“Person” shall mean any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Post-Closing Company Affiliates” shall mean all Affiliates of the Company as of the Closing Date after giving effect to the Contemplated Transactions.

“Post-Closing COBRA Beneficiaries” shall have the meaning set forth in Section 5.9(b).

“Post-Closing Tax Period” shall mean any taxable period or portion thereof beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date. In the case of a taxable period that begins on or before the Closing Date and ends after the Closing Date, Taxes (other than any Taxes allocated pursuant to Section 6.3) allocable to the Pre-Closing Tax Period shall be determined based on a deemed closing of the books as of the Determination Time.

“Pre-Closing Taxes” shall mean (a) all Taxes (or the non-payment thereof) of any BPS Company for any Pre-Closing Tax Period; (b) all Taxes (or the non-payment thereof) of any member of an affiliated, consolidated, combined or unitary group of which any BPS Company is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or non-United States law or regulation, and (c) all Taxes (or the non-payment thereof) of any Person (other than any BPS Company) imposed on any of the Buyer or any BPS Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Purchase Price Deficit” shall mean the amount, if any, by which the Final Purchase Price is less than the Initial Purchase Price.

“Purchase Price Surplus” shall mean the amount, if any, by which the Final Purchase Price is greater than the Initial Purchase Price.

“Related Persons” shall have the meaning set forth in Section 3.17(b).

“Representatives” shall mean, collectively, with respect to any Person, such Person’s directors, officers, employees, representatives, consultants, agents or advisors.

“Residuals” shall have the meaning set forth in Section 5.16(c).

“Section 338 Forms” shall have the meaning set forth in Section 6.1(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Collection Account” shall mean the deposit account of the Seller set forth on Schedule 5.19(a).

“Seller Expenses” shall mean (without duplication) all fees, costs and expenses incurred by or on behalf of the Seller, any BPS Company or any of their respective Affiliates, in connection with, arising from or relating to (a) the preparation, negotiation, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, including fees and disbursements of its attorneys, investment bankers, brokers, advisors, accountants and other professional advisors and (b) any other process leading up to the execution of this Agreement, in each case, to the extent unpaid as of the Determination Time.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.2(b).

“Seller Lockbox” shall mean the lockbox of the Seller set forth on Schedule 5.19(a) or to such other lockbox as the Seller may direct the Company in writing following the Closing Date.

“Seller Marks” shall have the meaning set forth in Section 5.7.

“Seller Receivable” shall mean the accounts receivable originated in connection with an invoice payable from an Obligor to the Seller or its Affiliates (other than the BPS Companies).

“Seller’s Group Plan” shall have the meaning set forth in Section 5.9(b).

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Subsidiary” shall mean, with respect to any specified Person, (a) any Person that directly or indirectly is controlled by the specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise, or (b) each Person which such specified Person directly or indirectly owns at least 50% of any class of the Equity Interests at such time.

“Subsidiary Shares” shall have the meaning set forth in Section 3.5.

“Target Working Capital” shall mean $36.9 million.

“Tax” or “Taxes” shall mean (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital, capital stock, franchise, customs duties, unclaimed property, profits, withholding, social security (or similar items, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind, and any interest, penalty, or addition thereto, (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (c) any liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition as a transferee or successor, by contract or otherwise.

“Tax Contest” shall have the meaning set forth in Section 6.8(b).

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement required to be filed with a Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall have the meaning set forth in Section 10.1.

“Transaction Documents” shall mean, collectively, this Agreement, the Transition Marks License Agreement, Transition Services Agreement and all other agreements and instruments contemplated hereby and thereby.

“Transition Marks License Agreement” shall have the meaning set forth in Section 5.7.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by the Seller and the Company prior to or contemporaneously with the Closing, a form of which is attached hereto as Exhibit A.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“Updated Schedules” shall have the meaning set forth in Section 11.4.

“Walk-Away Date” shall have the meaning set forth in Section 10.1(b)(i).

“Withholding” shall have the meaning set forth in Section 2.7.

1.2 Interpretation and Rules of Construction. Except as otherwise explicitly specified to the contrary, for purposes of this Agreement, the following rules of interpretation shall apply: (a) a reference to a Section, Article, Exhibit or Schedule shall mean a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” shall be construed as “including without limitation,” (c) references to a particular statute or regulation shall include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form shall include the plural and singular form, respectively, (e) references to gender shall include both genders, (f) words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires and (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares . At the Closing, on and subject to the terms and conditions of this Agreement, the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller, the Shares, free and clear of all Encumbrances other than those imposed by applicable securities Laws.

2.2 The Closing . The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Kilpatrick Townsend & Stockton LLP at 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, commencing at 9:00 a.m. Atlanta, Georgia time, on the date that is two Business Days following the satisfaction of the conditions set forth in Articles VII and VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver, as applicable, of such conditions at the Closing), or such other date as is mutually agreed upon by the Buyer and the Seller. Except as otherwise provided in Article X, the failure to consummate the Contemplated Transactions on the date and at the time and place specified herein will not relieve any party to this Agreement of any obligation under this Agreement. From and after the Closing, the Closing shall be deemed to have occurred at 11:59 p.m. Atlanta, Georgia time on the date that is one day prior to the Closing (the “Determination Time”).

2.3 Estimate. Not later than five (5) Business Days prior to the anticipated Closing Date, the Seller shall deliver to the Buyer a statement (the “Estimated Closing Statement”), certified on behalf of the Company by its Chief Financial Officer, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then reasonably available and setting forth the best estimate by the Company, in each case, as of the Determination Time, of (a) the Net Working Capital (the “Estimated Net Working Capital”), (b) the outstanding Debt (“Estimated Debt”) and (c) the aggregate Cash (“Estimated Cash”). The Estimated Closing Statement shall (i) be subject to the Buyer’s approval (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) include reasonable supporting documentation for the estimates and calculations contained therein (together with any additional information reasonably requested by the Buyer), and (iii) be prepared in good faith and in accordance with this Agreement. The Buyer shall have three (3) Business Days to review the Estimated Closing Statement and during such time the Seller and the Company shall make the Company’s senior financial officers reasonably available to answer any questions of the Buyer or its Representatives regarding the preparation of the Estimated Closing Statement. The Buyer shall have the right to reasonably object to the Estimated Closing Statement or any component thereof at any time prior to Closing, in which case the Closing shall not occur until the Buyer and the Seller have agreed upon the Estimated Closing Statement.

2.4 Initial Purchase Price. The Buyer shall pay to the Seller at the Closing a cash purchase price equal to (a) $35,000,000, minus (b) the Estimated Debt, plus (c) the Estimated Cash, minus (d) the amount, if any, by which the Target Working Capital exceeds the Estimated Net Working Capital by more than $250,000 (at which point only the excess thereof shall be payable), or plus (e) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Working Capital by more than $250,000 (at which point only the excess thereof shall be payable), in respect of the Shares (such amount, the “Initial Purchase Price”). The Initial Purchase Price will be subject to adjustment in accordance with Section 2.6 and will be paid in accordance with Section 2.5.

2.5 Closing Deliveries. At the Closing, the following shall occur (any delivery being made in escrow until all deliveries are complete):

(a) the Seller shall deliver to the Buyer a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by duly executed assignment documents as shall be necessary or appropriate to vest in the Buyer good and marketable title to the Shares, free and clear of all Encumbrances other than those imposed by applicable securities Laws;

(b) the Buyer shall pay (or caused to be paid) an amount equal to such portion of the Estimated Debt as set forth on the Estimated Closing Statement to the Person(s) set forth in any payoff letters delivered pursuant to this Agreement with respect to such Debt, by wire transfer of immediately available funds;

(c) the Buyer shall deliver the remainder of the Initial Purchase Price to the Seller by wire transfer of immediately available funds; and

(d) the Seller and the Buyer shall deliver to each other such other documents as are contemplated by Articles VII and VIII, respectively.

2.6 Adjustment to Initial Purchase Price.

(a) As promptly as practicable following the Closing Date (but in any event within ninety (90) days thereafter), the Buyer shall prepare and deliver to the Seller the Closing Statement certified on behalf of the Buyer, dated the date of its delivery, stating that the Buyer has conducted a review of all relevant information and data then reasonably available and setting forth the best estimate by the Buyer of the Final Purchase Price and the Purchase Price Surplus or the Purchase Price Deficit, as applicable, based thereon. The Closing Statement shall (i) be prepared on a consolidated basis for all BPS Companies in accordance with GAAP, using the same principles, policies and methodologies reflected on Schedule 2.6(a), (ii) include reasonable supporting documentation for the estimates and calculations contained therein (together with any additional information reasonably requested by the Seller), and (iii) be prepared in good faith and in accordance with this Agreement.

(b) The Seller shall have thirty (30) days following its receipt of the Closing Statement delivered pursuant to Section 2.6(a) during which to notify the Buyer of any dispute of any item contained therein, which notice shall (i) set forth in reasonable detail the basis for such dispute and (ii) only include disagreements based on mathematical errors or based on Net Working Capital, Debt or Cash not being calculated in accordance with their respective definitions herein and (iii) include the Seller’s draft of the Closing Statement. The Buyer and the Seller shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Closing Statement shall be prepared in accordance with the agreement of the Buyer and the Seller. For purposes of complying with the terms set forth in this Section 2.6, each of the Buyer and the Seller shall cooperate with and make available to the other party and its respective Representatives all relevant information, records, data and work papers (including the work papers of independent accountants) and back up materials used in preparing the Closing Statement and, upon reasonable advance notice to the Company, access during normal business hours to employees of the Company responsible for such items. In the event the Seller does not notify the Buyer of any such dispute within such thirty (30) day period or notifies the Buyer within such period that it does not dispute any item contained therein, the Closing Statement delivered pursuant to Section 2.6(a) and the Buyer’s calculation of the Purchase Price Deficit or Purchase Price Surplus, as the case may be, shall be final and binding upon the parties hereto.

(c) In the event the Buyer and the Seller are unable to resolve any dispute regarding the Closing Statement delivered pursuant to Section 2.6(a) within thirty (30) days following the Buyer’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by the Arbitrator. The Arbitrator shall certify to the parties hereto its impartiality and neutrality in undertaking the engagement to serve as Arbitrator under this Agreement. In resolving any such dispute, the Arbitrator shall consider only those items or amounts in the Closing Statement as to which the Seller has disagreed. The Buyer and the Seller shall instruct the Arbitrator to make a final determination of the matters in dispute in accordance with the guidelines and procedures set forth in this Agreement and solely based on the written submissions of the Buyer and the Seller, respectively, and not by independent review. The Buyer and the Seller shall instruct the Arbitrator not to assign a value to any item in dispute (i) greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, or (ii) less than the smallest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand. The Arbitrator’s determination of the Closing Statement and the Purchase Price Deficit or Purchase Price Surplus, as the case may be, based thereon, shall be, absent manifest error, final, binding and conclusive on the parties hereto. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The fees and expenses of the Arbitrator shall be shared equally by the Seller and the Buyer.

(d) Within five (5) Business Days following the determination of the Final Closing Statement as set forth above, if there is a Purchase Price Deficit, the Seller shall pay to the Buyer an amount equal to the Purchase Price Deficit, and if there is a Purchase Price Surplus, the Buyer shall pay to the Seller an amount equal to the Purchase Price Surplus. Any payment made by a party pursuant to this Section 2.6(d) shall include simple interest at the rate of 5% per annum from the Closing Date through the date of such payment and shall be made by wire transfer of immediately available funds. Any amount to be paid pursuant to this Section 2.6(d) shall be deemed to have adjusted the Initial Purchase Price for all purposes hereof.

2.7 Withholding. The Buyer and the Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or non-U.S. Tax law or under any applicable legal requirement (a “Withholding”). The Seller shall, and shall cause its Affiliates to, assist the Buyer and the Company in making any such Withholding as reasonably requested by the Buyer and the Company. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to the Buyer to enter into this Agreement and to consummate the Contemplated Transactions, the Seller hereby represents and warrants to the Buyer, on and as of the date of this Agreement and as of the Closing Date (except as set forth on any Schedule to this Agreement), as follows:

3.1 Organization.

(a) Schedule 3.1(a) sets forth for the Seller and each of the BPS Companies, each such Person’s name, United States federal income tax classification, jurisdiction of organization and each jurisdiction in which such Person is qualified to do business. Each of the Seller and the BPS Companies is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the full corporate power and authority to own all of its properties and assets and to carry on its business as now being conducted and (b) duly licensed or qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such license or qualification necessary and in each other jurisdiction in which the failure to so qualify would have, or is reasonably likely to have, a Material Adverse Effect. The Company has heretofore delivered or made available to the Buyer complete and correct copies of the Organizational Documents of the BPS Companies, as currently in effect.

(b) Schedule 3.1(b) sets forth each of the directors and officers of each of the BPS Companies.

3.2 Power and Authorization. The Seller and each of the BPS Companies has the full corporate power and authority to execute and deliver the Transaction Documents and each certificate, document and agreement to be executed by the Seller and each of the BPS Companies in connection herewith or therewith and to consummate the Contemplated Transactions and perform its obligations hereunder or thereunder. The execution, delivery and performance by each of the Seller and each BPS Company of the Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Seller and such BPS Company and no other corporate proceedings on the part of the Seller or any of the BPS Companies are necessary with respect thereto. All Transaction Documents (a) have been duly executed and delivered by the Seller and the BPS Companies and (b) constitute legal, valid and binding obligations of the Seller and the BPS Companies, Enforceable against the Seller and the BPS Companies in accordance with its terms.

3.3 Governmental Authorizations. No action by (including any authorization, consent, approval or notice requirement), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any of the Seller or any of the BPS Companies of the Transaction Documents or (b) the consummation of the Contemplated Transactions by each of the Seller and the BPS Companies.

3.4 Noncontravention. Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by the Seller or the BPS Companies of the Transaction Documents nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, violate in any material respect any Law or Government Order applicable to the Seller or the BPS Companies; (b) result in any material breach, violation or (whether with or without the passage of time, the giving of notice or both) default or give rise to any right of termination, cancellation or acceleration or trigger any “change in control” or other similar provision under the terms, conditions or provisions of any Material Contract of the Seller or the BPS Companies; (c) result in a breach or violation of, or default under, the Organizational Documents of the Seller or the BPS Companies; or (d) result in the creation of any Encumbrance other than as imposed by applicable securities laws on the assets or Equity Interests of the Seller or any of the BPS Companies.

3.5 Capitalization of the BPS Companies.

(a) The authorized capital stock of the Company consists solely of 1,000 shares of Common Stock, of which 100 shares of Common Stock of the Company are issued and outstanding. All outstanding shares of Common Stock of the Company are owned and held by the Seller and have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and have been issued in compliance with applicable securities Laws. There are no outstanding options, warrants, subscriptions, agreements, convertible or exchangeable securities, or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any Equity Interests of the Company, and no Equity Interests of the Company reserved for issuance for any purpose. The Company has no commitment to issue or sell any Equity Interests or obligations convertible into or exchangeable for, or giving any Person any right to acquire from the Company, any Equity Interests. There are no agreements, arrangements, voting trusts or proxies that restrict or otherwise affect voting or transfer of any of the Shares or other Equity Interests of the Company. There are no outstanding equity appreciation rights, limited equity appreciation rights, phantom equity or similar plans or rights of the Company. There are no dividends that have been declared or accrued but not paid with respect to any Equity Interests or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from the Company, any Equity Interests.

(b) At Closing, all of the outstanding shares of capital stock of, or other Equity Interests in, each of the BPS Companies (other than the Company) will be owned directly or indirectly by the Company, free and clear of Encumbrances other than those imposed by applicable securities Laws. Schedule 3.5 sets forth, with respect to each of the BPS Companies other than the Company, (i) the number of shares of authorized capital stock of each class of its capital stock, and (ii) the number of issued and outstanding shares of each class of its capital stock and the names of the holder thereof (the “Subsidiary Shares”). All Subsidiary Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and have been issued in compliance with applicable securities Laws. There are no outstanding options, warrants, subscriptions, agreements, convertible or exchangeable securities or other commitments pursuant to which any BPS Company is or may become obligated to issue, sell, purchase, return or redeem any Equity Interests of such BPS Company (other than to the Company), and there are no Equity Interests of any BPS Company reserved for issuance for any purpose. No BPS Company has any commitment to issue or sell any Equity Interests or obligations convertible into or exchangeable for, or giving any Person any right to acquire from any BPS Company, any Equity Interests.

3.6 Title. Except as set forth on Schedule 3.6, the Seller is the record and beneficial owner of the Shares and has good and valid title to the Shares, free and clear of all Encumbrances other than those imposed by applicable securities Laws, and has full right, power and authority to transfer and deliver to the Buyer valid title to the Shares, free and clear of all Encumbrances except as are imposed by applicable securities Laws. Immediately following the Closing, the Buyer will be the record and beneficial owner of the Shares, and have good and valid title to such Shares, free and clear of all Encumbrances except Encumbrances created by the Buyer or imposed by applicable securities Laws. Except pursuant to this Agreement, there is no Contract pursuant to which the Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Shares or other Equity Interests in any of the BPS Companies.

3.7 Financial Statements. The Seller has made available to the Buyer true and complete copies of the unaudited consolidated balance sheet of the Bentley Prince Street operating segment of Parent as of April 1, 2012 (respectively, the “BPS Balance Sheet” and the “BPS Balance Sheet Date”) and as of January 1, 2012 and the related unaudited consolidated statement of income of the Bentley Prince Street operating segment of Parent for the fiscal quarter then ended (together with any financial statements provided pursuant to Section 5.3, the “Financials”). Except as otherwise indicated in the Financials or as set forth on Schedule 3.7, the Financials fairly present in all material respects the financial condition and the results of operations of the Bentley Prince Street operating segment of Parent as of the respective dates thereof and the consolidated results of the Bentley Prince Street operating segment of Parent and changes in financial position for the respective periods covered thereby in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments). The books of account, minute books and other records of the BPS Companies, all of which have been made available to the Buyer, are, in all material respects, true, correct and complete and have been maintained in accordance with sound business practices. At the Closing, all such books and records will be in the possession of the Company.

3.8 Undisclosed Liabilities. Except as disclosed on Schedule 3.8, no BPS Company has any Debt or other material outstanding Liabilities that would be required to be reflected on a consolidated audited balance sheet prepared in conformity with GAAP, except: (a) Liabilities expressly disclosed or reflected in the Financials or (b) Liabilities incurred in the Ordinary Course of Business after the BPS Balance Sheet Date (none of which is an environmental Liability or a Liability resulting from any violation of Law, breach of Contract or fiduciary duty, or infringement).

3.9 Absence of Certain Changes. Except as set forth on Schedule 3.9 or as otherwise expressly provided in or contemplated by this Agreement or any other Transaction Document, since April 1, 2012, (a) the BPS Companies have carried on and operated their respective businesses in all material respects in the Ordinary Course of Business, (b) there have not been any events, changes or occurrences that have had a Material Adverse Effect on the Company and (c) no other practice, action or transaction that would have required consent of the Buyer pursuant to Section 5.1 if such practice, action or transaction was taken or engaged in after the date of this Agreement and prior to Closing Date, has been taken or engaged in by any BPS Company.

3.10 Real Property.

(a) Schedule 3.10 identifies, by address, all real properties (including any land, buildings, structures or other improvements) leased or subleased or otherwise used or occupied by any of the BPS Companies as of the date hereof (the “Leased Property”). Except as set forth on Schedule 3.10, each BPS Company, as the case may be, holds a valid leasehold interest in each of the Leased Properties, in each case pursuant to a lease, sublease, license, concession or other agreement (written or oral), including the right to all security deposits and other amounts and instruments deposited by or on behalf of the applicable BPS Company thereunder (each, a “Lease”). Schedule 3.10 identifies a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Property (including the date and name of the parties to such Lease). The Company has delivered to the Buyer a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on Schedule 3.10, (i) to the Knowledge of the Company, all of the Leases are Enforceable and in full force and effect; (ii) the occupancy by a BPS Company under each Lease complies in all material respects with all applicable Laws relating to occupancy; (iii) there are no pending or, to the Knowledge of the Company, threatened, condemnation proceedings with respect to any of the Leased Properties; (iv) the consummation of the Contemplated Transactions does not require the consent of any other party to such Lease or, to the Knowledge of the Company, will not result in a breach of or default under such Lease or otherwise cause such Lease to cease to be legal, valid, binding, Enforceable and in full force and effect on identical terms following the Closing; (v) the BPS Company’s possession and quiet enjoyment of the Leased Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (vi) no BPS Company nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (vii) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (viii) no BPS Company owes, or will owe in the future (unless it renews such Lease), any brokerage commissions or finder’s fees with respect to such Lease; (ix) no BPS Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Property or any portion thereof; and (x) no BPS Company has collaterally assigned or granted any other security interest in such Lease or any interest therein that will survive the Closing Date.

(b) No BPS Company owns any real property as of the date hereof.

3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth a complete and accurate list of (i) all issuances, registrations (including Internet domain names), and applications for registration or issuance of any Company Owned Intellectual Property, and (ii) all issuances, registrations (including internet domain names) and applications for issuances or registrations of any Intellectual Property currently owned by the Seller or any of its Affiliates (other than the BPS Companies) that will be assigned to a BPS Company prior to or at the Closing. Except as set forth on Schedule 3.11(a), (i) the BPS Companies have good title to each item of Company Owned Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances; and (ii) the BPS Companies exclusively own or, pursuant to written assignment, license, sublicense, or other agreement, either currently have or will have prior to or at the Closing the right to use, all Intellectual Property necessary for or used in the operation of the Business, as presently conducted (together with the Company Owned Intellectual Property, the “Company Intellectual Property”). All Company Owned Intellectual Property and, to the Knowledge of the Company, all other Company Intellectual Property, is valid, subsisting and Enforceable and in full force and effect. The BPS Companies have taken all actions necessary or reasonably desirable, in the reasonable discretion of the BPS Companies, to maintain, protect, and enforce the Company Owned Intellectual Property. The following patents and patent applications (together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith) are not used by the BPS Companies in the operation of the Business: U.S. Patent No. 5,522,251, U.S. Patent No. 5,474,739 and Canadian Patent No. 1,339,603.

(b) Except as set forth on Schedule 3.11(b), (i) no Action is pending or, to the Company’s Knowledge, threatened, or has been brought in the past four (4) years, against any of the BPS Companies or any of their respective properties, which challenge the validity, registrability, enforceability or use of, or the ownership by, the BPS Companies of the Company Intellectual Property; (ii) the Company has no Knowledge of any infringement, misappropriation or other violation of the Company Owned Intellectual Property by any other Person at any time in the last four (4) years; and (iii) to the Company’s Knowledge, the BPS Companies have not infringed, misappropriated or otherwise violated, and the operation of the Business as currently conducted does not, infringe, misappropriate or otherwise violate, any Intellectual Property of any other Person, and none of the BPS Companies have received at any time in the last four (4) years, any written or oral notice regarding any of the foregoing. The Company Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.

(c) No past or present employee of, or independent contractor or consultant to, the BPS Companies to the Knowledge of the Company has, or has asserted (or, to the Knowledge of the Company, has threatened to assert), any claim to any right, title or interest in or to any Intellectual Property that is material to the Business as currently conducted and that was authored, developed or otherwise created for any of the BPS Companies by such employee, independent contractor, or consultant within the scope of such Person’s employment or engagement with any of the BPS Companies.

(d) Except as set forth on Schedule 3.11(d), the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned, leased or licensed by the BPS Companies (collectively, the “Company Systems”) in the conduct of the Business, together with the rights and services to be provided to the BPS Companies under the Transition Services Agreement, are sufficient for the immediate needs of the BPS Companies. Except for the rights and services to be provided to the BPS Companies under the Transition Services Agreement and subject to the receipt of the consents, approvals, actions and releases specified in Schedules 7.5 or 8.4, all Company Systems, other than software licensed from third parties, used in the Business are operated by and are (and, immediately after Closing, shall be) under the control of the BPS Companies and are not (and, immediately after Closing, shall not be) wholly or partly dependent on any facilities which are not under the ownership, operation or control of the BPS Companies. In the last eighteen (18) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that caused a material disruption or interruption in or to the use of such Company Systems.

3.12 Legal Compliance. Except with respect to Taxes, ERISA and Environmental Laws, which are the subjects of Sections 3.13, 3.14, and 3.15, respectively:

(a) Each BPS Company is in compliance, in all material respects, with all Laws and Government Orders applicable to it, its properties or other assets or its businesses or operations. No BPS Company has received, at any time in the last three (3) years, any written or, to the Knowledge of the Company, oral notice from any Governmental Authority regarding any actual or alleged violation of any Law or Government Order.

(b) The BPS Companies have in effect all material approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Authorities (collectively, “Permits”) necessary for each to own, lease or operate its properties and assets and to carry on the Business as presently conducted. For the last three (3) years, there has occurred no material violation of, or material default under, any such Permit. The consummation of the Contemplated Transactions, in and of itself, would not cause the revocation, cancellation, non-renewal or adverse modification of any such Permit.

3.13 Tax Matters. Except as set forth on Schedule 3.13, since January 1, 2008 (except to the extent another time period is provided):

(a) Each of the BPS Companies (and any Affiliated Group for any taxable period during which any BPS Company was a member of the group) has timely filed, or has caused to be timely filed on its behalf, all federal income Tax Returns and all other material Tax Returns required to be filed by it. All such Tax Returns were true, correct, and complete in all material respects. All material Taxes which are due and payable by the BPS Companies (or any Affiliated Group for any taxable period during which any BPS Company was a member of the group) (whether or not shown on any Tax Return) have been timely paid in full. There are no Encumbrances with respect to Taxes upon any asset other than Permitted Encumbrances.

(b) The BPS Companies have deducted, withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the BPS Companies have complied in all material respects with all reporting and recordkeeping requirements.

(c) None of the BPS Companies has received written notice (or, to the Knowledge of the Company, any other notice) from a Governmental Authority regarding any dispute, audit, investigation, proceeding or claim concerning any Tax Liability of the BPS Companies (or any Affiliated Group for any taxable period during which any BPS Company was a member of the group) that has not been resolved.

(d) None of the BPS Companies (or any Affiliated Group for any taxable period during which any BPS Company was a member of the group) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the BPS Companies has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(e) None of the BPS Companies has made any payments, or has been or is a party to any Contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law).

(f) Since the Seller has owned the Company, none of the BPS Companies (i) has been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” the common parent of which is Parent) or (ii) has any liability for the Taxes of any Person (other than any BPS Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. Parent has filed a consolidated federal income Tax Return with each BPS Company for the taxable year immediately preceding the current taxable year and is eligible to make the 338(h)(10) Elections.

(g) No BPS Company has made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing in any material respect the Tax liability of any BPS Company for any period ending after the Closing Date or decreasing in any material respect any Tax attribute of a BPS Company existing on the Closing Date.

(h) No BPS Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) election under Section 108(i) of the Code.

(i) No BPS Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j) No BPS Company is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code.

(k) Except through its affiliation with Parent, no BPS Company is, or since January 1, 2008, has been subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

3.14 Company Employee Plans.

(a) Schedule 3.14(a) identifies all Company Employee Plans as of the date hereof.

(b) Except as set forth on Schedule 3.14(b) or in Section 5.9 or any schedule thereto, neither the Buyer nor any BPS Company shall have or incur, any Liability under any Company Employee Plan.

(c) The Seller has made available to the Buyer: (i) copies of all material documents setting forth the terms of each Company Employee Plan, including all amendments thereto and all related trust documents and summary plan descriptions; (ii) all material written contracts, instruments or agreements relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; and (iii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(d) No Company Employee Plan provides post-retirement health and welfare benefits to any current or former employee of any BPS Company, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA (“COBRA”) or any other applicable Law.

(e) Each Company Employee Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS upon which it may rely regarding its qualified status under the Code. Each Company Employee Plan, in all material respects, has been operated and administered in accordance with its terms and in compliance with the provisions of all applicable Laws including ERISA and the Code. Seller, the BPS Companies and all ERISA Affiliates have complied in all material respects with the COBRA requirements.

(f) None of the Seller, the BPS Companies, any ERISA Affiliate or any of their respective predecessors has maintained, participated in, or contributed to, within the last six calendar years, or currently maintains, participates in, contributes to, or has any Liability under or with respect to, any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Neither Buyer nor any BPS Company has or could incur any Liabilities under any Company Employee Plan (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) except as provide in Section 5.9 hereof, as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(g) Except as set forth on Schedule 3.14(g) or in Section 5.9 or any schedule thereto, the consummation of the Contemplated Transactions alone, or in combination with any other event, will not give rise to any Liability under any Company Employee Plan, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee or other service provider of any BPS Company or its Subsidiaries (whether current, former or retired) or their beneficiaries.

3.15 Environmental Matters. Except as set forth on Schedule 3.15:

(a) during the time that the Seller has owned the BPS Companies, the BPS Companies have not released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or exposed any Person to, any Hazardous Substances, or owned or operated any property or facility (including the Leased Property) which is or has been contaminated by any Hazardous Substances , in each case, so as to give rise to any material Liabilities, including any material investigatory, remedial or corrective obligation, of the BPS Companies under any Environmental Laws;

(b) the BPS Companies are not and have not for the last five (5) years been in violation in any material respect of any applicable Environmental Laws (including with respect to the Permits required pursuant to Environmental Laws for the occupation of the Leased Property or the operation of the Business), including any relating to or affecting the Leased Property or the BPS Companies’ operations, and the Leased Property is free and clear of any liens imposed pursuant to any applicable Environmental Laws;

(c) there is no and has not for the last three (3) years been any Action pending or, to the Knowledge of the Company, threatened against any of the BPS Companies, including any relating to the Leased Property (or, to the Knowledge of the Company, against any other party relating to the Leased Property) or the Business, under any Environmental Laws;

(d) without limiting the foregoing, the BPS Companies’ use, release, handling, treatment, disposal, transportation, and storage of, and exposure of any Person to, Hazardous Substances complies, and has for the last five (5) years complied, in all material respects with all applicable Environmental Laws;

(e) for (or, to the Knowledge of the Company, to the extent the subject matter of which is unresolved, prior to) the last three (3) years, neither the Seller nor any of the BPS Companies has received any written or, to the Knowledge of the Company, oral notice, report, order, directive, or other information from any Governmental Authority or any other Person regarding any actual or alleged material violation or any potential or actual material Liability, including any material investigatory, remedial or corrective obligation, arising under any Environmental Laws with respect to the BPS Companies, the Business or the Leased Property;

(f) no BPS Company has, either expressly or by operation of Law, assumed, undertaken, or provided an indemnity with respect to any material Liability, including any material investigative, corrective or remedial obligation, of any other Person relating to Environmental Laws;

(g) none of the BPS Companies and, to the Knowledge of the Company, none of their predecessors or Affiliates has manufactured, sold, marketed, installed or distributed products or items containing asbestos and none of the BPS Companies and, to the Knowledge of the Company, none of their predecessors or Affiliates have any material Liability with respect to the presence or alleged presence of Hazardous Substances in any product or item or at or upon any property or facility; and

(h) the Seller and the BPS Companies have furnished to the Buyer true and correct copies of all environmental audits, assessments and reports and all other non-privileged documents materially bearing on environmental, health or safety Liabilities relating to the past or current operations, properties or facilities of the Business (including the Leased Property), in each case which are in their possession or under their reasonable control.

3.16 Contracts.

(a) Except as disclosed on Schedule 3.16(a), none of the BPS Companies or any of its Affiliates is bound by or a party to:

(i) any Contract (or group of related Contracts) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property used in the Business, or for the furnishing or receipt of services to or by any of the BPS Companies, in each case, (A) the performance of which extends over a period of more than one year (other than any such Contract that is terminable upon notice of 90 days or less) or (B) which provides for aggregate payments to or by any of the BPS Companies in excess of $150,000 over the remaining term thereof;

(ii) (A) any capital lease or (B) any other lease providing for aggregate rental payments in excess of $150,000 over the remaining term thereof, under which any equipment is held or used by any of the BPS Companies;

(iii) any Contract under which any of the BPS Companies is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustments or similar payments in connection with any (A) acquisition or disposition of assets outside of the Ordinary Course of Business, (B) merger, consolidation or other business combination or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(iv) any partnership, limited liability company or joint venture agreement involving any of the BPS Companies;

(v) any Contract (or group of related Contracts) (A) under which any of the BPS Companies has created, incurred, assumed or guaranteed any Debt or (B) under which any asset of the BPS Companies secures any Debt;

(vi) any Contract under which any of the BPS Companies is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;

(vii) any Contract (A) providing for the employment of an individual by any of the BPS Companies on a full-time, part-time, or other basis or (B) providing for consultancy with an individual by any of the BPS Companies, the performance of which extends over a period of more than one year (other than any such Contract that is terminable upon notice of 90 days or less), or which provides for Compensation or other benefits in excess of $150,000 per year (other than benefits provided under a Company Employee Plan);

(viii) any licenses, sublicenses or other Contracts with respect to any Company Intellectual Property (other than licenses for commercially available off-the-shelf software with a replacement cost and/or total annual license or maintenance fees of less than $50,000);

(ix) any material agency, dealer, distributor, or sales representative agreement for the furnishing or receipt of services to or by any of the BPS Companies which involves in excess of $150,000 over the life of such Contract;

(x) any Contract under which any of the BPS Companies has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business;

(xi) any Contract under which any of the BPS Companies grants a power of attorney or similar grant of agency with respect to material matters;

(xii) any Contract which provides for future payments by any of the BPS Companies that are conditioned, in whole or in part, on a change in control of any of the BPS Companies;

(xiii) any Contract which restricts the right of any BPS Company, now or in the future, from freely engaging in any business or competing in any way with any other Person or which contains covenants pursuant to which any Person has agreed not to compete, or otherwise restricts a Person’s ability to engage freely, in any part of the Business or not disclose to others information concerning the Business;

(xiv) any Contract which (A) provides for any Person to be the exclusive or preferred provider of any product or service to any BPS Company or that otherwise involves the granting by any BPS Company to any Person of exclusive or preferred rights, (B) grants to any Person a right of first refusal or right of first offer on the sale of any part of any BPS Company’s assets or Business or (C) contains a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than the any BPS Company;

(xv) any Contract to which any BPS Company and Governmental Authority are parties; or

(xvi) any other Contract (or group of related Contracts) the performance of which involves future payments by or to any BPS Company in excess of $150,000 over the remaining term thereof or under which the consequences of a default, breach or termination could reasonably be expected to have or a Material Adverse Effect.

(b) To the Knowledge of the Company, each Contract required to be disclosed on Schedule 3.16(a) (each a “Material Contract”) is Enforceable against each party thereto, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.4, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions, and no party to any such Material Contract is in breach or violation of any material provision thereunder. The Company has heretofore delivered or made available to the Buyer true and complete (i) copies of all written Material Contracts, together with all exhibits thereto and all amendments, waivers or other changes thereto, and (ii) descriptions of material terms of all oral Material Contracts. There has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default or material breach under a Material Contract by any BPS Company or, to the Knowledge of the Company, any of the other parties to such Material Contract. No BPS Company has received any written, or, to the Knowledge of the Company, oral notice that any other party to any Material Contract intends to cancel, terminate, breach, or attempt to alter the terms of any such Material Contract, or to exercise or not to exercise any option to renew thereunder.

3.17 Affiliate Transactions.

(a) Except for the matters disclosed on Schedule 3.17(a), neither the Seller nor any of its Affiliates (other than the BPS Companies), nor any director or officer of any of the BPS Companies is a party to any Contract with any of the BPS Companies.

(b) There are no Contracts (other than Contracts for compensation and benefits as an employee or director payable in the Ordinary Course) in effect between any BPS Company, on the one hand, and any BPS Company’s officers, directors or senior executives or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, “Related Persons”), on the other hand. No Related Person has any interest in any property or asset used in the Business. To the Knowledge of the Company, (i) no officer or director of any BPS Company, has an equity, financial or profit interest in a Person that has had material business dealings with BPS Company, except for a less than 2% equity interest in any Person the stock of which is publicly traded, and (ii) no officer or director of any BPS Company that is an employee of any BPS Company is currently engaged in competition with any BPS Company.

3.18 Employees. Except as disclosed on Schedule 3.18, there are no material labor troubles (including any material work slowdown, lockout, stoppage, picketing or strike) pending, or to the Knowledge of the Company, threatened between the BPS Companies, on the one hand, and its employees, on the other hand. Except as disclosed on Schedule 3.18, (a) no employee of any of the BPS Companies is represented by a labor union, (b) none of the BPS Companies is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) to the Knowledge of the Company, no petition has been filed or proceedings instituted by an employee or group of employees of the BPS Companies with any labor relations board seeking recognition of a bargaining representative and (d) to the Knowledge of the Company, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of any of the BPS Companies and no demand for recognition of employees of any of the BPS Companies has been made by, or on behalf of, any labor union. Each BPS Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, and collective bargaining. No BPS Company has any outstanding liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder or any similar state law, and no BPS Company has experienced a “mass layoff” or “plant closing” (within the meaning of the Worker Adjustment and Retraining Notification Act) or incurred any Liability under such statute during the past two (2) years. No executive officer or other key employee of any BPS Company has announced to Seller a current intention to terminate employment with such BPS Company in connection with the consummation of the transactions contemplated by this Agreement or otherwise. Any individual who performs services for any of the BPS Companies and who is not treated as an employee for federal income tax purposes by such BPS Company is not an employee under applicable Law or for any purpose including for Tax withholding purposes or Company Employee Plan purposes. Each BPS Company has no liability by reason of an (i) individual who performs or performed services for any of the BPS Companies in any capacity being improperly excluded from participating in a Company Employee Plan, or (ii) employee of any of the BPS Companies being improperly classified as “exempt” or “non-exempt” under applicable Law.

3.19 Litigation; Government Orders.

(a) Except as disclosed on Schedule 3.19, there is no Action to which any of the BPS Companies is a party (either as plaintiff or defendant) or to which its assets are subject, pending, or to the Knowledge of the Company, threatened, which may affect any of the BPS Companies or their ownership of, or interest in, any material asset or the use or exercise by any of the BPS Companies of any material asset. There is no Action to which any of the BPS Companies is a party (either as plaintiff or defendant), or to which its assets are subject, pending, or to the Knowledge of the Company, threatened, which (i) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (ii) may result in any change in the current equity ownership of any of the BPS Companies.

(b) No Government Order has been issued which is applicable to, or otherwise affects, any of the BPS Companies or their assets or the Business in any material respect.

3.20 Insurance. Schedule 3.20 sets forth a list of all insurance policies under which the BPS Companies, or their assets, employees, officers or directors or the Business are currently insured (the “Insurance Policies”). Except as disclosed on Schedule 3.20, since January 1, 2010, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim currently pending under any Insurance Policy or (b) has threatened to cancel any Insurance Policy.

3.21 Assets. Except as set forth in Schedule 3.21, each BPS Company has good and valid title to, or a valid leasehold interest in all of the assets that it purports to own, including all of the assets reflected as owned in the Financials or acquired since such date (except as may have been disposed of in the Ordinary Course of Business after such date), in each case free and clear of all Encumbrances, except Permitted Encumbrances, and each BPS Company owns, has a valid leasehold interest in, or has a valid license to use (when taken together with the assets to be provided to the BPS Companies pursuant to Transition Services Agreement and the Transition Marks License Agreement), all the material assets used in the Business as conducted immediately prior to the Closing, in each case free and clear of all Encumbrances, except Permitted Encumbrances. Such assets (when taken together with the assets to be provided to the BPS Companies pursuant to Transition Services Agreement and the Transition Marks License Agreement) are sufficient for the immediate operation of the Business in substantially the same manner as operated by the BPS Companies during the last twelve (12)-month period and are suitable for the purposes for which they are presently used or held for use.

3.22 Accounts Receivable; Inventory.

(a) All Accounts Receivable reflected on the BPS Balance Sheet have been prepared from, and are in accordance with, the books and records of the BPS Companies, arose solely out of bona fide sales and delivery of goods and performance of services arising before the Closing Date and are stated at their estimated net realizable value in accordance with GAAP.

(b) The values at which inventory is carried on the BPS Balance Sheet or, in the case of inventory acquired following the date thereof, on the books and records of the BPS Companies, reflect the normal inventory valuation policies of the BPS Companies (which policies are consistently applied and include stating inventories at their estimated net realizable value in accordance with GAAP, except for materials and inventory having an aggregate value of less than $100,000).

3.23 Material Suppliers. Schedule 3.23 sets forth the name of each of the top ten (10) suppliers of the BPS Companies (taken as a whole) by aggregate amounts purchased during the fiscal year ending January 1, 2012 (collectively, the “Material Suppliers”). No such Material Supplier has terminated, cancelled or otherwise materially and adversely modified its relationship with any BPS Company or, to the Knowledge of the Company, has threatened to terminate, cancel or otherwise materially and adversely modify its relationship with any BPS Company. No BPS Company is involved in any dispute with any Material Supplier that, individually or in the aggregate, could be materially adverse to the BPS Companies.

3.24 Warranties. Except as set forth on Schedule 3.24, during the prior three (3) year period, no BPS Company has received written notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any material Liability for replacement of any products and services distributed, sold, marketed, produced or delivered by the BPS Companies (collectively, “Company Products”) or other damages in connection therewith, other than replacements or damages in the Ordinary Course of Business. Except as set forth on Schedule 3.24, (i) as of the date of this Agreement, there are no Actions or other claims pending or, to the Knowledge of the Company, threatened against any BPS Company relating to any work performed by any BPS Company, product Liability, warranty or other similar Actions or claims against any BPS Company alleging that any Company Product is defective or fails to meet any product or service warranties or guarantees; and (ii) to the Knowledge of the Company, there are (a) no material design defects or material systemic or chronic problems with respect to any Company Product and (b) no material Liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems.

3.25 Brokers and Other Advisors. Except for Wells Fargo Securities, LLC, the fees and expenses of which will be paid by the Seller or one of its Affiliates (other than the BPS Companies), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the BPS Companies.

3.26 No Additional Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE SELLER NOR THE BPS COMPANIES NOR THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO THE BUYER OR ITS AFFILIATES OR REPRESENTATIVES AND THE CONTEMPLATED TRANSACTIONS ARE “AS IS”. WITHOUT LIMITING THE FOREGOING, THE BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As a material inducement to the Seller to enter into this Agreement and to consummate the Contemplated Transactions, the Buyer hereby represents and warrants to the Seller, on and as of the date of this Agreement and as of the Closing Date (except as set forth on any Schedule to this Agreement), as follows:

4.1 Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2 Power and Authorization. The Buyer has the full corporate power and authority to execute and deliver the Transaction Documents and each certificate, document and agreement to be executed by the Buyer in connection herewith or therewith and to consummate the Contemplated Transactions and perform its obligations hereunder or thereunder. The execution, delivery and performance by the Buyer of the Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Buyer. The Transaction Documents (a) have been duly executed and delivered by the Buyer and (b) are a legal, valid and binding obligation of the Buyer, Enforceable against the Buyer in accordance with its terms.

4.3 Governmental Authorizations. No action by (including any authorization, consent, approval or notice requirement), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of the Transaction Documents or (b) the consummation of the Contemplated Transactions by the Buyer.

4.4 Noncontravention. Neither the execution, delivery and performance by the Buyer of the Transaction Documents nor the consummation of the Contemplated Transactions will: (a) violate in any material respect any provision of any Law or Government Order applicable to the Buyer; (b) result in any material breach, violation or (whether with or without the passage of time, the giving of notice or both) default or give rise to any right of termination, cancellation or acceleration or trigger any “change in control” or other similar provision under the terms, conditions or provisions of any material Contract of the Buyer; (c) result in a breach or violation of, or default under, the Organizational Documents of the Buyer; or (d) result in the creation of any Encumbrance on the assets or Equity Interests of the Buyer.

4.5 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Buyer.

4.6 Litigation; Government Orders.

(a) There is no Action to which the Buyer is a party (either as plaintiff or defendant), or to which its assets are subject, pending, or, to the Knowledge of the Buyer, threatened, which may affect the Buyer or its ownership of, or interest in, any material asset or the use or exercise by the Buyer of any material asset. There is no Action to which the Buyer is a party (either as plaintiff or defendant), or to which its assets are subject, pending, or, to the Knowledge of the Buyer, threatened, which (i) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, the Transaction Documents and the Contemplated Transactions, or (ii) may result in any change in the current equity ownership of the Buyer.

(b) No Government Order has been issued which is applicable to, or otherwise affects, the Buyer or its assets or the business of the Buyer.

4.7 Investment Intent. The Buyer acknowledges that the Shares have not been registered under the Securities Act and that the Shares may not be resold absent such registration or unless an exemption therefrom is available. The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act, as amended, and is acquiring the Shares for its own account, for investment purposes only and not with a view toward distribution thereof. The Buyer will not sell or otherwise dispose of any of the Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

4.8 Availability of Funds. As of the Closing, the Buyer shall have sufficient cash available to it to enable the Buyer to pay the Initial Purchase Price at the Closing and to consummate the Contemplated Transactions.

4.9 No Additional Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE BUYER NOR ITS AFFILIATES, NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO THE SELLER OR ITS AFFILIATES OR REPRESENTATIVES AND THE CONTEMPLATED TRANSACTIONS ARE “AS IS”. WITHOUT LIMITING THE FOREGOING, THE SELLER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUYER OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

COVENANTS

5.1 Conduct of Business.

(a) Between the date hereof and the Closing Date, except as set forth on Schedule 5.1 or as otherwise expressly provided in or contemplated by this Agreement (including those exceptions expressly set forth in Sections 5.1(b) and 5.1(c)) or any other Transaction Document unless the Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the Seller shall cause the BPS Companies to conduct its business in a prudent and business-like manner and according to the Ordinary Course of Business, and to use commercially reasonable efforts to preserve intact its business organization, goodwill, reputation, properties and assets, to maintain satisfactory relationships with licensors, licensees, lessors, suppliers, contractors, subscribers, customers and others having material business relationships with it and to conduct its normal and usual maintenance of the properties and assets of the BPS Companies. Without limiting the generality of the foregoing, the Seller shall cause the BPS Companies (i) to continue to make sales, marketing and promotional expenditures in the Ordinary Course of Business and (ii) to make all capital expenditures listed on Schedule 5.1.

(b) Without limiting the generality of the foregoing, and except as set forth on Schedule 5.1 or as otherwise expressly provided in or contemplated by this Agreement or any other Transaction Document, prior to the Closing Date, the Seller shall cause each BPS Company not to take any of the following actions without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) (A) issue, sell, transfer or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other Equity Interests, (B) redeem, purchase or otherwise acquire any outstanding shares of its capital stock, or any rights, warrants or options to acquire any shares of its capital stock or other Equity Interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, except for regular dividends consistent with past practice made in compliance with applicable Law; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

(ii) make or authorize any material change in its Organizational Documents;

(iii) acquire, sell, lease, license, mortgage, pledge, abandon or otherwise dispose of any material assets or properties, except for acquisitions or dispositions of assets in the Ordinary Course of Business, including any assets or properties to which any BPS Company will obtain any rights, or that are required to provide any services, under the Transition Services Agreement or Transition Mark License Agreement;

(iv) enter into or terminate any Material Contract or take any other action or enter into any other material transaction outside the Ordinary Course of Business;

(v) accelerate, terminate, relinquish, make modifications or amendments to, or cancel any Contract involving more than $150,000 in consideration to which it is a party or by which it is bound;

(vi) make any material change to its financial statements, working capital and cash management practices or accounting policies, procedures or methodologies, or take any action other than in the Ordinary Course of Business or to comply with GAAP, with respect to accounting policies or practices;

(vii) other than as required by applicable Law or any Company Employee Plan as in effect on the date hereof and disclosed to the Buyer, (A) grant or announce any compensatory equity award or increase any severance or termination pay (or amend any existing severance pay or termination arrangement) for the benefit of any of the employees or other service providers of any BPS Company, (B) establish, adopt, amend or terminate any collective bargaining agreement or any Company Employee Plan, (C) increase compensation, bonus or other employee benefits payable under any Company Employee Plan or otherwise to any of the employees or other service providers of any BPS Company, (D) hire any new employees, unless such hiring is in the Ordinary Course of Business and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $150,000, or (E) terminate the employment of any executive officers or other key employees of any BPS Company, or transfer the employment of any such executive officers or other key employees to any entity that is not a BPS Company;

(viii) implement any employee layoffs that could implicate the WARN Act;

(ix) make any loans or advances of money to any Person in excess of $25,000 in the aggregate;

(x) incur any Debt, other than Debt that will be repaid at or before Closing and any guarantees of Debt that will be repaid at or before Closing;

(xi) waive any rights of material value, whether or not in the Ordinary Course of Business;

(xii) liquidate or dissolve; or

(xiii) amend, modify, extend, renew or terminate any Material Contract or Lease or enter into any new Contract to take any of the foregoing actions.

(c) Without limiting the generality of the foregoing, and except as set forth on Schedule 5.1 or otherwise expressly provided in or contemplated by this Agreement or any other Transaction Document, unless the Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, prior to the Closing Date, the Seller shall cause each BPS Company to use commercially reasonable efforts to:

(i) maintain in full force and effect, and renew and extend when required to prevent their lapse, all material authorizations;

(ii) comply in all material respects with the obligations under (A) each material Lease as set forth on Schedule 3.10; and (B) each Material Contract;

(iii) (A) adhere to current practice with respect to bad debt of the BPS Companies, collection of accounts and deactivation of delinquent account service; and (B) collect accounts receivable of the BPS Companies only in the Ordinary Course of Business;

(iv) (A) maintain all inventory and expendable supplies at levels consistent with past practices; and (B) if any loss, damage, impairment, confiscation or condemnation of or to any of the material assets of the BPS Companies occurs, either, at the Seller’s option (1) repair, replace or restore such material assets to their prior condition as soon thereafter as possible, using the proceeds of any claim under any available Insurance Policy to replace such material assets that are lost, damaged, impaired or destroyed or (2) notify the Buyer that it does not intend to repair, replace or restore such assets (but if the Company so notifies the Buyer, the Seller shall cause the Company to make available to the Buyer at the Closing, by assignment of rights or otherwise, all of the Company’s right, title and interest in and to any such proceeds or any such claims under any such Insurance Policy); and

(v) maintain in full force and effect, and with existing coverage, the existing Insurance Policies for the Company listed on Schedule 3.20 except for any changes to such policies that are made in the Ordinary Course of Business and in a manner consistent with good business practice; provided that nothing herein shall obligate the Seller or any of its Affiliates to obtain or to continue any insurance coverage for any period after the Closing.

(d) The Buyer agrees that, during the period from the date of this Agreement until the Closing Date, the Buyer shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or Equity Interest in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, or permit any of its Affiliates to do any of the foregoing if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Contemplated Transactions, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting or impeding the consummation of the Contemplated Transactions or (iii) otherwise materially delay the consummation of the Contemplated Transactions.

5.2 Notice of Developments.

(a) The Seller shall, or shall cause the Company to, promptly notify the Buyer of any development that it has Knowledge of causing or that would reasonably be expected to cause (i) a breach or inaccuracy of any of the representations and warranties in this Agreement (or in any Schedule, exhibit or certificate delivered pursuant thereto) made by the Seller or any BPS Company and/or (ii) any failure by the Seller or any BPS Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any such party hereunder.

(b) The Buyer shall promptly notify the Seller of any development known or that it has Knowledge of causing or that would reasonably be expected to cause (i) a breach or inaccuracy of any of the representations and warranties in this Agreement (or in any Schedule, exhibit or certificate delivered pursuant thereto) made by the Buyer and/or (ii) any failure by the Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Buyer hereunder.

5.3 Interim Reports. From the date of this Agreement until the Closing Date, within fifteen (15) days after the end of each calendar month, the Seller shall provide the Buyer with the unaudited consolidated balance sheet of the Bentley Prince Street operating segment of Parent and the related unaudited consolidated statement of income of the Bentley Prince Street operating segment of Parent for such calendar month.

5.4 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in or contemplated by this Agreement or any other Transaction Document, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts promptly (i) to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) to obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or any third party necessary, proper or advisable to consummate the Contemplated Transactions (including all such actions, consents, approvals, notifications, waivers, authorizations, orders or filings listed on Schedule 7.5).

(b) Each of the parties hereto shall use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Contemplated Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Contemplated Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Contemplated Transactions. Subject to applicable Laws relating to the exchange or disclosure of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Contemplated Transactions. Each party will provide counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that neither party shall be obligated to provide such access or information if the providing party determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client or other privilege. Each party shall have the right to attend conferences and meetings between the other party and regulators concerning the Contemplated Transactions to the extent permitted by applicable Law.

(c) In furtherance and not in limitation of the covenants of the parties hereto contained in this Section 5.4, each of the parties hereto shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Contemplated Transactions.

5.5 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing Date, subject to applicable Laws relating to the exchange or disclosure of information, the Company shall afford to the Buyer and the Buyer’s Representatives reasonable access during normal business hours, after reasonable prior notice, to the BPS Companies’ premises, properties, books, Contracts and records and the Company shall furnish promptly to the Buyer information concerning the BPS Companies’ business as the Buyer may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client or other privilege. Prior to the Closing Date, (x) the Buyer shall not be permitted to, without the prior written consent of the Company and the Seller’s Chief Executive Officer or Chief Financial Officer (which consent may be conditioned upon coordination with the Seller’s Chief Executive Officer or Chief Financial Officer but shall not otherwise be unreasonably withheld, delayed or conditioned), contact or otherwise communicate with the customers or suppliers of the Business and (y) the Buyer shall not be permitted to, without either (I) the prior written consent of the Seller’s Chief Executive Officer or Chief Financial Officer (which consent shall not be unreasonably withheld, conditioned or delayed) or (II) in coordination with or through Anthony Minite, contact or otherwise communicate with employees of the Business.

(b) The Buyer and the Buyer’s representatives shall hold in confidence in accordance with, and subject to the limitations of, the provisions of the confidentiality agreement, dated as of March 31, 2009, as amended (the “Confidentiality Agreement”), between Dominus Capital, L.P. and Parent, any information regarding Parent and its Subsidiaries that is received or obtained in connection with consummating the Contemplated Transactions, including during any due diligence.

5.6 Fees and Expenses. Subject to the provisions of Articles VI and XI and except as otherwise provided in Section 5.4(b):

(a) The Seller shall pay all of the fees, costs and expenses incurred by the Seller and the BPS Companies incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions hereby and thereby;

(b) The Buyer shall pay all of the fees, costs and expenses incurred by it incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, whether or not the Contemplated Transactions are consummated; provided, that immediately after Closing, the BPS Companies shall pay or reimburse the Buyer for all such costs and expenses incurred by the Buyer.

5.7 Seller Marks. Except as otherwise provided in a Transition Marks License Agreement to be entered into by Parent and the Company prior to or contemporaneously with the Closing in the form attached hereto as Exhibit B (the “Transition Marks License Agreement”), (a) the Buyer acknowledges that the Buyer and its Subsidiaries have no right, title or interest in or to any trademarks, tradenames, service marks or service names, any registrations or applications with respect to the foregoing, or any goodwill associated with the foregoing, owned by the Seller or of any of its Affiliates (other than the BPS Companies) (the “Seller Marks”), including the name “Interface”, and agrees to terminate and cause any Subsidiary to terminate any and all uses of any of the Seller Marks immediately upon Closing and (b) from and after the Closing, none of the parties hereto shall operate a website or otherwise use any domain name that includes “BPSIFS”, or “BPS” and “IFS” in any combination.

5.8 Press Releases. No public filing, release or announcement concerning this Agreement or the Contemplated Transactions shall be issued by any party or its Affiliates without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), unless (a) such disclosure is required by any Government Order, by Law or to comply with the obligations of any accounting standards and applicable securities Laws of the Securities and Exchange Commission or state or local government or any applicable securities exchange or self-regulatory organization or (b) such disclosure is made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions; provided, however, that the party intending to make such release shall use commercially reasonable efforts consistent with such Government Order, Law or obligation to give the other parties prior notice and to consult with the other parties with respect to the text thereof; provided, further, that following the Closing, each party shall be entitled to issue any such press release or make any such public statement without the consent of the other parties if such party determines in good faith that such disclosure is or may be required to comply with the obligations of any accounting standards and applicable securities Laws of the Securities and Exchange Commission or state or local government or any applicable securities exchange or self-regulatory organization. Nothing herein shall prevent (i) any party hereto or any Affiliate thereof which is a private equity or other investment fund from making customary disclosures to its investors, provided that such investors are subject to customary confidentiality obligations with respect to such disclosures and (ii) the Buyer’s financing sources from publishing “tombstones” or other customary announcements.

5.9 Employee Benefits.

(a) Except as otherwise provided in this Section 5.9, effective as of the Closing, all employees of the BPS Companies shall cease active participation in all Company Employee Plans, and the BPS Companies shall cease to be participating employers in all Company Employee Plans for all periods of time on and after the Closing. Any rights or benefits to which any employee of a BPS Company is entitled shall be determined in accordance with the terms and conditions of the applicable Company Employee Plan. Except as otherwise provided in this Section 5.9, effective as of the Closing, neither the Seller nor any of its Affiliates shall be obligated to continue any insurance coverage on or after the Closing with respect to the BPS Companies, and neither the Buyer nor the BPS Companies shall have any claims or rights under or against any insurance policies maintained by the Seller or any of its Affiliates.

(b) The Buyer shall be responsible for establishing a group health (medical and dental) plan (the “Buyer’s Health Plan”) for the BPS Companies, effective as of January 1, 2013, in which the employees of the BPS Companies who were employed by any of the BPS Companies immediately prior to such date (and their eligible dependents) shall be eligible to participate immediately. The Buyer shall notify all such employees of their (and their eligible dependents’) eligibility to participate in the Buyer’s Health Plan prior to the effective date of such plan. Subject to the Buyer and the BPS Companies and their employees satisfying the terms of Section 5.9(d) below, coverage for the BPS Companies’ employees (and their eligible dependents) under the group health and welfare plans (including any associated flexible spending plans) maintained by the Seller (collectively, the “Seller’s Group Plan”) shall continue in accordance with the terms of such plans through December 31, 2012 (the “Benefits Effective Date”), and the BPS Companies shall remain participating employers in such plans through said date. The Seller and the Buyer agree that, immediately after the Benefits Effective Date, the BPS Companies’ employees and their eligible dependents shall cease to be covered under the Seller’s Group Plan.

(c) For the period ending on the Benefits Effective Date, the Seller’s Group Plan shall be responsible for providing continuation health care coverage required under COBRA with respect to any “qualifying event” (as that term is defined in COBRA) occurring on or before the Benefits Effective Date, with respect to the employees of the BPS Companies and their eligible dependents; provided, immediately following the Benefits Effective Date, any current or former employee of the BPS Companies (and any qualified beneficiary of such employee) who has elected (or is otherwise eligible) to receive COBRA continuation coverage under the Seller’s Group Plan with respect to a qualifying event occurring on or after the Closing Date (the “Post-Closing COBRA Beneficiaries”) shall begin receiving (or become eligible to receive) COBRA continuation coverage under the Buyer’s Health Plan and shall cease receiving (or being eligible to receive) such coverage under the Seller’s Group Plan. The Buyer shall provide notice to the Post-Closing COBRA Beneficiaries before the Benefits Effective Date of such Buyer’s responsibilities. Immediately following the Benefits Effective Date, the Buyer shall be responsible for complying with the requirements of COBRA with respect to any Post-Closing COBRA Beneficiary, and the Seller shall retain responsibility for complying with such requirements for all other persons who may be entitled to COBRA coverage as a result of their participation in the Seller’s Group Plan.

(d) During the period from the Closing Date through the Benefits Effective Date, the BPS Companies’ employees shall be obligated to pay for coverage under Seller’s Group Plan the same premium or contribution amounts payable for the same coverage by Seller’s employees. Similarly during the period from the Closing Date through the Benefits Effective Date, the Post-Closing COBRA Beneficiaries shall be obligated to pay for COBRA coverage under Seller’s Group Plan the same premium or contribution amounts payable for the same coverage by other COBRA beneficiaries. For the period from the Closing Date through the Benefits Effective Date, the Seller shall be responsible for paying all of the (i) administrative costs and expenses, (ii) operational costs and expenses (including but not limited to the cost of stop-loss insurance), and (iii) amounts of claims incurred during the period from the Closing Date through the Benefits Effective Date (that are not reimbursed by stop-loss insurance), for the BPS Companies’ employees (and their dependents) and the Post-Closing COBRA Beneficiaries for their coverage under Seller’s Group Plan, in each case, in accordance with its customary and past practice; provided, to the extent the total of such amounts of administrative and operational costs and expenses and such amounts of claims incurred exceed $1,000,000 for the period from the Closing Date through the Benefits Effective Date, the Buyer and/or the BPS Companies shall reimburse the Seller for such excess costs, expenses and claims amounts within five (5) business days of the time(s) Seller notifies Buyer in writing of the amount of such costs and expenses.

(e) The Seller shall remain liable for, and shall indemnify and hold the Buyer harmless from and against, any and all medical, dental, vision, short-term disability, long-term disability and life insurance claims of the BPS Companies’ employees for payment or reimbursement with respect to claims incurred prior to the Closing Date, as well as the workers’ compensation claims set forth on Schedule 5.9(e). For purposes of this Section 5.9, a claim shall be incurred (i) with respect to medical, dental and vision benefits on the date medical, dental or vision services are rendered and/or expenses are incurred, (ii) with respect to disability benefit claims, on the date of the disability, and (iii) with respect to life insurance claims, on the date of death.

(f) Except as set forth in Section 5.9(d) above, the Buyer and the BPS Companies shall be liable for, and shall indemnify and hold the Seller harmless from and against (i) any and all medical, dental, vision, and life insurance claims of the BPS Companies’ employees for payment or reimbursement with respect to claims incurred on or after the Closing Date; provided, Seller shall cause the BPS Companies to remain covered by Seller’s stop-loss insurance policies through the Benefits Effective Date, (ii) any and all workers’ compensation claims of the BPS Companies’ employees other than those workers’ compensation claims set forth on Schedule 5.9(e); provided, further, Seller shall cause the BPS Companies to remain covered by Seller’s stop-loss insurance policies (to the extent the Seller maintains such coverage for its employees) for all such claims that have been incurred prior to the Closing Date, and (iii) any and all work-related disability, short-term disability and long-term disability claims of the BPS Companies’ employees with respect to claims incurred on or after the Closing Date.

(g) Effective immediately on January 1, 2013, the BPS Companies shall assume and become solely responsible for all payroll processing and obligations for the BPS Companies’ employees. Subject to the terms set forth in the Transition Services Agreement, during the period from the Closing Date through the Benefits Effective Date, the Seller shall remain responsible for processing the payroll for the BPS Companies’ employees, subject to payment and/or reimbursement to the Seller by Buyer and/or the BPS Companies for all payroll, taxes, costs and expenses related to such processing and paying such payroll. For purposes of the payroll during said period, the Seller shall act as the BPS Companies’ paying agent, and the parties shall sign such documents and forms as may be required to establish such relationship.

(h) Immediately prior to the Closing, with respect to employees of the BPS Companies who remain with Buyer or its Affiliates following the Closing, Seller agrees to take all such actions as may be necessary to cause all unvested account balances under Seller’s 401(k) Plan to become fully vested. As soon as administratively practicable after the Closing, the Seller shall permit such employees to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances under Seller’s 401(k) Plan if such rollover is elected in accordance with applicable Law. Without limiting the generality of the foregoing, provided that Buyer is reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code, that Seller’s 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code, as soon as administratively practicable following the Closing, Buyer agrees to cause Buyer’s 401(k) Plan to accept a “direct rollover” to Buyer’s 401(k) Plan of such employees’ account balances (including promissory notes evidencing all outstanding loans) under the Seller’s 401(k) Plan if such rollover is elected in accordance with applicable Law.

(i) Immediately prior to the Closing, with respect to employees of the BPS Companies who remain with Buyer or its Affiliates following the Closing, Seller agrees to take all such actions as may be necessary to cause all unvested account balances under the Seller’s Non-Qualified Savings Plan to become fully vested. Seller agrees that it shall be solely responsible for any and all Liabilities (including all payment obligations) relating to or arising out of the Seller’s Non-Qualified Savings Plan with respect to employees of the BPS Companies; provided, the parties agree that, in accordance with the terms of Code Section 409A, Seller may cause a termination of such plan with respect to BPS Companies’ employees and a distribution of the outstanding account balances of such employees in connection with such plan termination.

(j) Notwithstanding any other provision herein to the contrary, the provisions of this Section 5.9 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give any person (including for the avoidance of doubt any employee of the BPS Companies), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.9 or under or by reason of any provision of this Agreement.

5.10 Affiliate Agreements.

(a) Prior to or contemporaneously with the Closing, the Seller shall, and shall cause the BPS Companies and the Seller’s other Affiliates to, terminate the Contracts and intercompany transactions between any of the BPS Companies and the Seller or such Affiliates and other items listed on Schedule 3.17(a) and to enter into mutual releases of claims with respect to such Contracts and intercompany transactions, provided that no such termination or release shall affect any accrued rights to payment to or by the Company, which shall remain payable in accordance with their terms, or any rights under this Agreement or the other agreements contemplated hereby.

(b) Following the Closing, the Buyer shall, and shall cause the Company to, use commercially reasonable efforts to obtain a full release of each of the guarantees of the Seller and its Affiliates set forth on Schedule 5.10(b). In the event the Seller or any of its Affiliates remains after the Closing as a guarantor under any Lease or Contract set forth on Schedule 5.10(b), (i) the Company shall, and the Company shall cause the other BPS Companies to, indemnify, defend, and hold harmless the Seller and its Affiliates from and against any payment or performance by the Seller or its Affiliates that results from, arises out of, or relates to any such Guarantee and (ii) the Company shall not, and the Company shall cause the other BPS Companies not to, without the written consent of the Seller, enter into any amendment, expansion, renewal or extension of the underlying Lease or Contract that is subject to the Guarantee, or otherwise amend, expand, renew or extend the terms thereof, unless the Company shall first obtain a release of such Guarantee.

(c) During the period commencing with the execution and delivery of this Agreement and ending on the date that is six (6) months following the Closing Date, the Seller shall use its commercially reasonable efforts to obtain on behalf of the BPS Companies new licenses (or assignments of licenses) to continue to use after the Closing the software identified on Schedule 5.10(c) (collectively, the “Agreed Software”), which Agreed Software (i) is currently being used by the BPS Companies under license agreements of the Seller or one of its Affiliates or (ii) is subject to a license agreement that requires consent of the counterparty to the transactions contemplated by this Agreement (the “New Software Licenses”); provided, that, in connection with the foregoing, neither the Seller nor any of its Affiliates shall be obligated to spend more than $250,000 in obtaining such New Software Licenses; provided, further, that any costs and expenses in excess of such amount shall be borne equally by the Buyer and the Seller. The New Software Licenses shall include user quantities (or CPUs or other applicable measure) and other terms materially consistent with the terms previously provided to the Buyer. Any maintenance or support of the Agreed Software after the Closing shall be the responsibility of the BPS Companies and shall not paid for by the Seller. Commencing with the execution and delivery of this Agreement, the Seller will confer and consult with the Buyer regarding the applicable discussions with the relevant software vendors, and will advise the Buyer from time to time with respect to the status of the licensing efforts under the preceding sentence. The Buyer shall cooperate with and assist the Seller, at the Seller’s sole expense, subject to the provisions of this Section 5.10(c), in seeking to obtain such New Software Licenses.

(d) During the period commencing with the execution and delivery of this Agreement and ending on the date that is six (6) months following the Closing Date, the Seller shall use its commercially reasonable efforts to obtain on behalf of the BPS Companies any necessary assignment, partial assignment or replacement of the joint or shared customer, supplier, equipment lease and other agreements set forth on Schedule 5.10(d) (the “Joint Agreements”). In the event that any such assignment, partial assignment or replacement is not obtained as of the Closing Date, the Seller and the BPS Companies shall fully cooperate with one other in any lawful manner to ensure that the Seller and the BPS Companies receive the benefits and the burdens that the Seller and the BPS Companies otherwise would have received under the applicable Joint Agreement had such assignment, partial assignment or replacement been obtained, except to the extent such assignment, partial assignment or replacement would cause the party obtaining the foregoing to incur any material liability, forfeit any material rights or spend any material funds other than counsel fees and similar out-of-pocket expenses. For the avoidance of doubt, except as otherwise set forth herein, no Contract entered into by any Person that does not relate to the Business shall be terminated pursuant to this Agreement; however, except to the extent expressly provided in the Transition Services Agreement or otherwise agreed to by the Seller and the Company, the BPS Companies shall no longer receive any benefits under such Contracts.

5.11 Exclusivity. Until the earlier of (a) the Closing Date or (b) the termination of this Agreement pursuant to Article X, neither the Seller, nor the Company, nor any of their respective Subsidiaries, Affiliates or Representatives will, directly or indirectly, (i) solicit, initiate, encourage, negotiate or accept any inquiry, proposal or offer (written or oral) from any Person or enter into any Contract or accept any proposal or offer (each, an “Acquisition Proposal”) relating to any (A) reorganization, liquidation, dissolution, issuance of Equity Interests or recapitalization of any of the BPS Companies, (B) merger, consolidation or tender offer involving any of the BPS Companies, (C) purchase or sale of all or substantially all of the assets or capital stock of any of the BPS Companies, or (D) similar transaction or business combination involving any of the BPS Companies; or (ii) furnish any information with respect to, assist or participate in any effort or attempt by any Person with respect to any Acquisition Proposal. The Seller shall notify the Buyer promptly upon receipt of any Acquisition Proposal and describe the terms and conditions of any such Acquisition Proposal to the Buyer in reasonable detail (including the identity of any person or entity making such Acquisition Proposal).

5.12 Further Assurances.

(a) From and after the Closing, the Seller shall, and shall cause its Subsidiaries to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions; and

(b) From and after the Closing, the Buyer shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Seller, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions.

5.13 BPS Assets. Notwithstanding Section 5.1 or anything else in this Agreement to the contrary, prior to the Closing, the Seller shall, or shall cause its appropriate Affiliate to, transfer to the Company the items set forth on Schedule 5.13 (the “BPS Assets”).

5.14 Non-BPS Assets. Notwithstanding Section 5.1 or anything else in this Agreement to the contrary, prior to the Closing, the Company shall transfer to the Seller or its designee the items set forth on Schedule 5.14 (the “Non-BPS Assets”).

5.15 Financing. Prior to the Closing, each of the Seller and the BPS Companies shall, and shall use its commercially reasonable efforts to cause their respective Representatives to, provide to the Buyer such cooperation as reasonably requested by the Buyer to assist the Buyer in obtaining third-party debt financing and causing the conditions for third-party debt financing to be satisfied, and any other such cooperation as is otherwise reasonably requested by the Buyer in connection with such debt financing and the payoff of the BPS Companies’ existing Debt, which such cooperation may include: (a) participation by senior management of the BPS Companies in, and assistance with, the preparation of presentations to, and meetings with, one or more lenders, and assistance with the Buyer’s preparation of the financial projections and (b) delivery at the Closing of any documents to be entered into in connection with such debt financing; provided, that, in connection with the foregoing, neither the Seller nor any of its Affiliates shall be obligated to provide any guarantee or other security, incur any liability, forfeit any rights or spend any material funds other than counsel fees and similar out-of-pocket expenses. No BPS Company shall engage in any offering, placement or arrangement of any debt securities or bank financing (other than any third-party debt financing contemplated by the Buyer).

5.16 Confidentiality.

(a) Following the Closing, the Seller shall treat and hold as such all of the Confidential Information of the BPS Companies and refrain from using any of such Confidential Information except in connection with this Agreement. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such Confidential Information, the Seller shall notify the Company and the Buyer promptly (but in any event sufficiently in advance of any applicable deadline for such disclosure) in writing of the request or requirement so that the Company and/or the Buyer may seek, at its cost and expense, an appropriate protective order. If the Seller is so compelled to disclose any such Confidential Information, the Seller may disclose such Confidential Information; provided, however, that the Seller shall disclose only such portion of such Confidential Information as it is required or compelled to disclose.

(b) Following the Closing, the Buyer and the BPS Companies shall treat and hold as such all of the Confidential Information of the Seller and its Affiliates and refrain from using any of such Confidential Information except in connection with this Agreement. In the event that the Buyer or any of the BPS Companies is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such Confidential Information, the Buyer shall notify the Seller promptly (but in any event sufficiently in advance of any applicable deadline for such disclosure) in writing of the request or requirement so that the Seller and/or its Affiliates may seek, at its cost and expense, an appropriate protective order. If the Buyer or any of the BPS Companies is so compelled to disclose any such Confidential Information, such party may disclose such Confidential Information; provided, however, that such party shall disclose only such portion of such Confidential Information as it is required or compelled to disclose.

(c) The parties acknowledge that the Seller, Seller’s Affiliates and the BPS Companies have had access to information of and about each other and have used and use such information in connection with their respective businesses. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, it shall not be a breach of this Section 5.16 or any of the covenants in the Confidentiality Agreement for the Seller and its Affiliates, on the one hand, and the Buyer and the BPS Companies, on the other hand, to use in their respective businesses the Residuals resulting from such access to or use of any such information, provided that Seller and its Affiliates, on the one hand, and the Buyer and the BPS Companies, on the other hand, shall treat and hold as such all such information that is Confidential Information of the BPS Companies or Seller or any of its Affiliates, respectively; provided, further, that nothing in this Section 5.16 shall be deemed to permit the Seller or any of its Affiliates, on the one hand, or the Buyer or any of the BPS Companies, on the other hand, to use, and shall not be deemed a license to use, any Intellectual Property of the Buyer or any of the BPS Companies, on the one hand, or the Seller or any of its Affiliates, on the other hand, other than the Intellectual Property described in subsection (e) of the definition of Intellectual Property in Section 1.1 of this Agreement. The term “Residuals” means information which may be retained in the memory and records of the parties and their respective employees or service providers who have had access to the information.

5.17 Non-Solicitation. The parties hereby acknowledge and agree that:

(a) Each party hereto and its respective Affiliates would be irreparably harmed if following the Closing the other party hereto were to solicit employees of the first party. Each party hereto entered into this Agreement in reliance on the provisions of this Section 5.17 (which provisions are a material inducement for each party hereto to enter into this Agreement and to consummate the Contemplated Transactions, without which each party hereto would not have executed this Agreement) and the enforcement of this Section 5.17 is necessary to ensure the preservation, protection and continuity of the Company, the Business, and the trade secrets and other Confidential Information and goodwill of each party hereto and its respective Affiliates (including the BPS Companies after the Closing) to the extent and for the periods of time expressly agreed to herein. Each party hereto further acknowledges and agrees that the covenants set forth in this Section 5.17 represent reasonable measures to protect the business interests and goodwill of each party hereto and its respective Affiliates (including the BPS Companies after the Closing).

(b) Subject to Section 5.17(c), during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, none of the Seller, its Affiliates or any of their respective Representatives shall, directly or indirectly: (i) induce or attempt to induce any employee of any BPS Company to leave the employ of such BPS Company; or (ii) hire or offer to hire any Person who is (or, if such Person is a sales representative, within the preceding three (3) month period, was) an employee of any BPS Company; provided, however, nothing herein shall prohibit a Person from hiring an individual who responds to a general solicitation or advertisement that does not specifically target employees of any BPS Company.

(c) During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, none of the Seller, its Affiliates or any of their respective Representatives shall, directly or indirectly: (i) induce or attempt to induce any Person listed on Schedule 5.17(c) to leave the employ of any BPS Company; or (ii) hire or offer to hire any such Person who is, or within the preceding twelve (12) month period (or, with respect to Anthony Minite, within the preceding six (6) month period) was, a member of the senior management of any BPS Company.

(d) Subject to Section 5.17(e), during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, none of the Company, its Affiliates or any of their respective Representatives shall, directly or indirectly: (i) induce or attempt to induce any employee of the Seller or its Affiliates to leave the employ of the Seller or such Affiliate; or (ii) hire or offer to hire any Person who is (or, if such Person is a sales representative, within the preceding three (3) month period, was) an employee of the Seller or its Affiliates; provided, however, nothing herein shall prohibit a Person from hiring (x) an individual who responds to a general solicitation or advertisement that does not specifically target employees of the Seller or its Affiliates or (y) the Persons listed on Schedule 5.17(d).

(e) During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, none of the Company, its Affiliates or any of their respective Representatives shall, directly or indirectly: (i) induce or attempt to induce any Person listed on Schedule 5.17(e) to leave the employ of the Seller or such Affiliate; or (ii) hire or offer to hire any such Person who is, or within the preceding twelve (12) month period was, a member of the senior management of the Seller or any of its Affiliates.

(f) Notwithstanding any provision to the contrary herein, (i) the parties hereto may pursue, at their discretion, enforcement of this Section 5.17 in any court of competent jurisdiction, and (ii) in no event shall any party have any Liability for the other parties’ legal fees or costs in pursuit of the enforcement of this Section 5.17, unless there is a final determination by such court that such other party acted in bad faith.

(g) Whenever possible, this Section 5.17 shall be interpreted in such a manner as to be effective and valid under applicable Law. In the case that any one or more of the provisions contained in this Section 5.17 shall, for any reason, be held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such provision or provisions shall be ineffective to the extent, and only to the extent, of such invalidity, illegality or unenforceability and shall not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. More specifically, if any court determines that any of the covenants set forth in this Section 5.17 are overbroad under applicable Law in time, scope or otherwise, the parties hereto specifically agree and authorize such court to rewrite this Section 5.17 to reflect the maximum time, geographical and/or other restrictions permitted under applicable Law to be reasonable and enforceable.

(h) The parties hereto agree (and shall not submit, allege or claim in any Action to the contrary) that money damages would not be an adequate remedy for any breach of this Section 5.17, and any breach of the terms of this Section 5.17 would result in irreparable injury and damage to the other parties hereto for which neither any party nor any of its Affiliates would have any adequate remedy at law. Therefore, in the event of a breach or threatened breach of this Section 5.17, the parties, their respective Affiliates and their respective successors and assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court in order to enforce, or prevent any violations of, the provisions of this Section 5.17 (without posting a bond or other security), without having to prove damages. The terms of this Section 5.17 shall not prevent a party from pursuing any other available remedies for any breach or threatened breach of this Agreement.

5.18 Insurance Matters.

(a) If, following the Closing, the Buyer or any of its Affiliates suffers any Loss arising out of any pre-Closing event or occurrence which may be covered under any occurrence-based liability insurance policy maintained by the Seller or any of its Affiliates that provides coverage with respect to any assets or operations of the Business, and the Buyer requests, pursuant to written notice, that the Seller or its applicable Affiliate submit a claim under such applicable insurance policy, the Seller shall, or shall cause its applicable Affiliate to, at the Buyer’s sole cost and expense (including with respect to any increase to premium to the extent related to the payment of such insurance claim), submit such claim as so instructed, use commercially reasonable efforts to collect claim amounts requested thereunder and cause any such claim proceeds collected to be paid to the Buyer.

(b) Until the fifth (5th) anniversary of the Closing Date, the Seller shall provide to the Company, from time to time at the reasonable request of the Company, claims information and all other insurance and underwriting information (including schedules thereto) related to the BPS Companies’ insurance policies prior to the Closing Date.

5.19 Collections.

(a) During the Collection Period (and in any event, no less frequently than bimonthly), the Company shall, or, if applicable, shall cause its Affiliate to, send all checks and other items of payment on the Seller Receivables solely to the Seller Lockbox. If the Company or any of its Post-Closing Company Affiliates receives any cash Collections of the Seller Receivables during the Collection Period, the Company shall, or, if applicable, shall cause such Post-Closing Company Affiliate to, promptly (and in any event within one calendar week after receipt thereof unless the parties agree otherwise in writing) deposit such Collections in the Seller Lockbox or the Seller Collection Account. Prior to deposit into the Seller Lockbox or the Seller Collection Account, as applicable, the Company or such Post-Closing Company Affiliate will hold all such checks and items of payment in respect of the Seller Receivables in trust for the benefit of the Seller. At all times after the Collection Period (and in any event, no less frequently than bimonthly), the Company or such Post-Closing Company Affiliate, in its discretion, shall either (i) return all checks, drafts, cash Collections and other forms of payment in respect of the Seller Receivables to the related Obligor or (ii) continue to remit all checks, drafts, cash Collections and other forms of payment as set forth above.

(b) During the Collection Period (and in any event, no less frequently than bimonthly), the Seller shall, or, if applicable, shall cause its Affiliate to, send all checks and other items of payment on the Company Receivables solely to the Company Lockbox. If the Seller or an Affiliate thereof receives any cash Collections of the Company Receivables during the Collection Period, the Seller shall, or, if applicable, shall cause its Affiliate to, promptly (and in any event within one calendar week after receipt thereof unless the parties agree otherwise in writing) deposit such Collections in the Company Lockbox or the Company Collection Account. Prior to deposit into the Company Lockbox or the Company Collection Account, as applicable, the Seller or such Affiliate will hold all such checks and items of payment in respect of the Company Receivables in trust for the benefit of the Company. At all times after the Collection Period (and in any event, no less frequently than bimonthly), the Seller or such Affiliate, in its discretion, shall either (i) return all checks, drafts, cash Collections and other forms of payment in respect of the Company Receivables to the related Obligor or (ii) continue to remit all checks, drafts, cash Collections and other forms of payment as set forth above.

(c) To the extent the Company or any Post-Closing Company Affiliate, on the hand, or the Seller or its Affiliates, on the other hand, receives any Joint-Customer Collection during the Collection Period (such party, the “Joint-Customer Receiving Party”), the Joint-Customer Receiving Party shall apply such Joint-Customer Collection to the outstanding accounts receivable of the Obligor thereunder in the order in which they were originated with respect to such Obligor.

5.20 Licensed Software.From and after the Closing, the Seller, on behalf of itself and its Affiliates, hereby grants the Company and its Subsidiaries a ten-year, nontransferable (except to a successor in interest to all or substantially all of the assets of the Company), royalty-free nonexclusive license to use the inventory management, order processing and related software known as the “Common Mill System” program or “CMS” (the “Licensed Software”) in connection with the Business in a manner substantially consistent with the use of the Licensed Software by the Company prior to the Closing Date. The Licensed Software may not be used by any Person other than the Company and its Subsidiaries, and the Company may not grant sublicenses to use the Licensed Software, in each case, without the prior written consent of the Seller. Except as specifically provided herein, the Company acknowledges and agrees that all right, title and interest in and to the Licensed Software, and any part thereof, shall at all times remain solely with Seller. Except as may be otherwise provided in this Agreement or in the Transition Services Agreement, the Licensed Software is licensed hereunder strictly on an as-is basis and the Seller hereby disclaims any and all other representations and warranties concerning the Licensed Software including warranties of merchantability or fitness for a particular purpose. The Company acknowledges and agrees that except as set forth in the Transition Services Agreement, the Seller has no obligation to provide any technical or other support with respect to the Licensed Software and the Company has no right to any future modifications, versions or upgrades of the Licensed Software that the Seller may create.

ARTICLE VI

TAX MATTERS

6.1 Section 338(h)(10) Election.

(a) The Buyer and the Seller shall jointly make an election under Section 338(h)(10) of the Code (and any comparable election under state or local Law) (the “338(h)(10) Elections”) with respect to the acquisition of the BPS Companies by the Buyer. The Buyer and the Seller shall cooperate fully with each other in the making of the 338(h)(10) Elections. The Buyer shall be responsible for the preparation and filing of all Tax Returns and forms (the “Section 338 Forms”) required under applicable law to be filed in connection with making the 338(h)(10) Elections. The Seller shall deliver to the Buyer within a reasonable time prior to the date the Section 338 Forms are required to be filed, such documents and other forms as are reasonably required by the Buyer to properly complete the Section 338 Forms. The Buyer shall prepare a complete set of Section 338 Forms and any additional data or materials required to be attached to IRS Form 8023 for the Seller’s review and approval, provided that the Seller shall not unreasonably withhold such approval.

(b) The Buyer and the Seller shall allocate the Initial Purchase Price in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder. Within sixty (60) days after the Closing, the Buyer shall deliver to the Seller a schedule setting forth a proposed allocation of the Initial Purchase Price consistent with the foregoing sentence. Within sixty (60) days after its receipt of such proposed allocation schedule, the Seller shall provide the Buyer with any suggested revisions to the proposed allocation schedule for the Buyer’s review and approval, provided that the Buyer shall not unreasonably withhold such approval. If the Seller and the Buyer do not reach a written agreement as to the allocation of the Initial Purchase Price within sixty (60) days after the Seller provides its suggested revisions, then either the Seller or the Buyer may by notice to the other submit to the Arbitrator, in accordance with the procedural principles of Section 2.6(c) and this Section 6.1(b), the allocation of any disputed items. Such allocation shall be used for purposes of determining the aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of the Company in connection with the 338(h)(10) Elections.

6.2 Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all transfer taxes, real property transfer taxes, sales taxes, use taxes, excise taxes, stamp taxes, conveyance taxes and any other similar Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder shall be shall be borne equally by the Buyer and by the Seller.

6.3 Proration of Certain Company Taxes. All real property, personal property and similar ad valorem Taxes payable by the BPS Companies attributable to the BPS Companies’ assets at Closing, for the fiscal year during which the Closing occurs that are by their nature attributable to the entire fiscal year or a taxable period that includes but does not end on the Closing Date shall be allocated proportionately to the Pre-Closing Tax Period and the Post-Closing Tax Period by allocating such Taxes on a per diem basis for the entire taxable period to which such Taxes relate. Except as otherwise expressly provided in this Agreement, any such Taxes allocated to the Pre-Closing Tax Period shall be included on the Final Closing Statement as a liability to the extent such Taxes remain unpaid as of the Closing Date, and to the extent so included the Company shall pay the same when and as due. Any such Taxes allocated to the Post-Closing Tax Period shall be included in the Company’s current assets on the Final Closing Statement to the extent such Taxes have been paid by the Company on or before the Closing Date. No such Taxes allocated to the Post-Closing Tax Period shall be included on the Final Closing Statement as a liability. If the amount of such Taxes for the taxable period including the Closing Date has not been fully determined by the Closing Date, then when the amount is finally determined, the parties shall reimburse each other to the extent necessary so that, taking into account related inclusions on the Final Closing Statement, the Buyer only pays those Taxes which are attributable to the Post-Closing Tax Period on a per diem basis.

6.4 Tax Returns and Reports. The Seller shall prepare or cause to be prepared, and the Seller and the Buyer shall cause the Company to timely file, all Tax Returns for the BPS Companies for taxable periods ending prior to the Closing Date which are to be filed after the Closing Date. All such returns shall be prepared in a manner consistent with past practice, except to the extent otherwise required by Law. The Seller shall permit the Buyer to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer. The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the BPS Companies for taxable periods beginning prior to the Closing Date and ending on or after the Closing Date. All such returns shall be prepared in a manner consistent with past practice, except to the extent otherwise required by Law. The Buyer shall permit the Seller to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. Unless otherwise mandated by Law, neither the Buyer nor any of its Affiliates or any successor thereto will file any amended Tax Return with respect to any taxable period that includes any date prior to the Closing Date.

6.5 Tax Return Filings. Notwithstanding anything else to the contrary, the Buyer shall be permitted to file state Tax Returns in Michigan, Ohio, Texas and Washington with respect to gross receipts or similar taxes or with respect to sales or use taxes for any BPS Company, including for a Pre-Closing Tax Period, to the extent the Buyer determines in its sole discretion that such Tax Return(s) should be filed as part of a “voluntary disclosure agreement” or similar agreement with the applicable Governmental Authority. For the avoidance of doubt, any Pre-Closing Taxes relating to any such Tax Returns shall be subject to Section 9.2(a)(ii); provided, that the Seller’s indemnification obligation for any such Pre-Closing Taxes payable pursuant to any such “voluntary disclosure agreement” or similar agreement with such states voluntarily entered into by the Buyer without the Seller’s consent shall be limited to the lesser of (a) 50% of the amount of such Pre-Closing Taxes or (b) $150,000.

6.6 Tax Sharing Agreements. The BPS Companies shall be excluded or released from all Tax sharing or allocation agreements or similar agreements of Seller or any of its Affiliates with respect to or involving any BPS Company as of the Closing Date and, after the Closing Date, no BPS Company shall be bound thereby or have any liability thereunder.

6.7 Cooperation. The Seller and the Buyer shall cooperate, and shall cause their respective Affiliates and representatives to cooperate, fully with the Company and each other in connection with the preparation and filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all books and records and all material Tax information relating to taxable periods of the BPS Companies ending on or before or including the Closing Date until the later of the expiration of the statutes of limitations (as such statutes may be extended) with respect to Taxes for such taxable periods and the conclusion of all litigation with respect to such Taxes, and shall provide each other, as reasonably requested, access to personnel and such books and records and information to the employees, agents and representatives of the requesting party. The Buyer and the Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Business or the Contemplated Transactions, including any Withholding.

6.8 Tax Contests.

(a) The Buyer shall promptly notify the Seller in writing within ten (10) days from its receipt of written notice of any pending or threatened assessment or claim in any audit, litigation or other proceeding in respect of any of the BPS Companies related to Taxes for which the Seller may be liable under this Agreement. Such notice shall be accompanied by copies of any notice or other documents it has received from any Governmental Authority. If the Buyer fails to promptly notify the Seller in accordance with this Section 6.8(a), then (i) if the Seller is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Seller shall have no obligation to indemnify the Buyer for any Taxes arising out of such asserted Tax liability, and (ii) if the Seller is not precluded from contesting such asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the Seller, then any amount that the Seller is otherwise required to pay the Buyer pursuant to this Agreement shall be reduced by the amount of such detriment.

(b) The Seller shall have the right to represent the interests of any of the BPS Companies in any audit, litigation or other proceeding (collectively, “Tax Contest”) relating to Taxes for which the Seller may be liable under this Agreement, to employ counsel of its choice at its expense and to control the conduct of such Tax Contest, including settlement or other disposition thereof, provided, however, that Buyer shall have the right to consult with the Seller regarding any such Tax Contest that may adversely affect any of the BPS Companies for any taxable period ending on or after the Closing Date at Buyer’s own expense; provided, further, that any settlement or other disposition of any such Tax Contest may only be made with the consent of the Buyer, which consent will not be unreasonably withheld.

6.9 Certain Post-Closing Settlement Payments and Post-Closing Actions. If any of the BPS Companies (a) receives any refund of Tax, or (b) utilizes the benefits of any overpayment of Tax which relates to Taxes paid or accrued by the BPS Companies with respect to a Pre-Closing Tax Period, in either case which was not taken into account in determining Net Working Capital, the Buyer shall transfer, or cause to be transferred, to the Seller within ten (10) days of receipt the entire amount of the refund or overpayment, net of any Tax payable by the Buyer with respect thereto received or utilized by the Buyer. If the Seller (a) receives any refund of Tax, or (b) utilizes the benefit of any overpayment of Tax which relates to Taxes paid by, or the carryback of any Tax attributes of, the Buyer or any of its Subsidiaries with respect to a Post-Closing Tax Period, or which was taken into account in determining Net Working Capital, the Seller shall transfer, or cause to be transferred, to the Buyer within ten (10) days of receipt the entire amount of the refund or overpayment, net of any Tax payable by the Seller with respect thereto received or utilized by the Seller.

6.10 Tax Treatment of Indemnification Claims. Any amounts payable pursuant to an indemnification claim under this Agreement shall be treated for Tax purposes as an adjustment to the Final Purchase Price, except to the extent otherwise required by Law.

ARTICLE VII

CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING

The obligations of the Buyer to consummate the Contemplated Transactions at the Closing (including those actions to be performed by it in connection with the Closing) are subject to the fulfillment of each of the following conditions (unless waived by the Buyer in accordance with Section 11.3):

7.1 Representations and Warranties. The representations and warranties of the Seller in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of such earlier date).

7.2 Performance. Each of the Company and the Seller will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

7.3 No Material Adverse Effect. Since the BPS Balance Sheet Date, no fact, event or circumstance shall have occurred which has had or would reasonably be expected to have, a Material Adverse Effect.

7.4 Officer’s Certificate. The Buyer shall have received a certificate signed on behalf of the Seller by an executive officer of the Seller certifying that the conditions set forth in Sections 7.1, 7.2 and 7.3 as to the Seller and the BPS Companies have been satisfied.

7.5 Necessary Approvals and Consents. The Seller and the Buyer shall have obtained all consents, approvals, partial assignments, actions and releases of any Person or Governmental Authority specified in Schedule 7.5 as conditions to the parties’ obligation to complete the Contemplated Transactions.

7.6 Delivery of Stock Certificates. The Seller shall have delivered to the Buyer a certificate or certificates representing the Shares being sold by the Seller, duly endorsed in blank or accompanied by duly executed assignment documents with evidence reasonably satisfactory to the Buyer that all Encumbrances affecting the Shares shall have been released.

7.7 Legality. No Law or Government Order shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that is in effect and (a) has the effect of making the purchase and sale of the Shares illegal or otherwise prohibiting the consummation of the Contemplated Transactions or (b) has a reasonable likelihood of causing a Material Adverse Effect.

7.8 Organizational Documents; Good Standing Certificates. The Seller shall have delivered to the Buyer (a) certified copies of the Organizational Documents of the BPS Companies and the resolutions of the Company’s board of directors and the resolutions of the Seller authorizing the execution, delivery and performance of this Agreement and the other transaction documents contemplated thereby and approving consummation of the Contemplated Transactions and (b) certificates of the secretary of state of the state in which each of the BPS Companies is organized and each state where each of the BPS Companies is qualified to do business stating that such Person is in good standing, in each case, to be dated within ten (10) days prior to the Closing Date.

7.9 Resignations. The Seller shall have delivered to the Buyer written resignations of those directors, managers and officers of the BPS Companies specified by the Buyer on Schedule 7.9.

7.10 FIRPTA Certificate. The Seller shall deliver to the Buyer an affidavit of Seller’s non-foreign status, under penalties of perjury, in form and substance required under Section 1.1445-2(b) of the Treasury Regulations, so that the Buyer is exempt from withholding any portion of the Purchase Price thereunder.

7.11 Closing Deliveries. All deliveries expressly required to be made at Closing pursuant hereto by any Person other than the Buyer shall have been made.

7.12 Payoff Letters and Releases. The Seller shall have delivered to the Buyer all releases in form and substance reasonably satisfactory to the Buyer and its lenders evidencing that the obligations of the BPS Companies under the documents evidencing any Debt shall be terminated and of no further force and effect as of the Closing Date, including fully-executed releases, UCC-3 termination statements and similar items, as applicable. To the extent there is any Debt (other than a Guarantee) that is solely of a BPS Company, the Seller shall have delivered to the Buyer a payoff letter in form and substance reasonably satisfactory to the Buyer and its lenders evidencing that such Debt shall be paid in full prior to or concurrently with the Closing.

7.13 Transition Marks License Agreement. The Seller shall have executed and delivered the Transition Marks License Agreement.

7.14 Transition Services Agreement. The Seller shall have executed and delivered the Transition Services Agreement.

7.15 Control Letter Agreements. Wells Fargo Bank, National Association, shall have executed and delivered, and the Seller shall have caused Parent to execute and deliver, the Parent Control Letter Agreement and the Company Control Letter Agreement.

ARTICLE VIII

CONDITIONS TO THE SELLER’S OBLIGATIONS AT THE CLOSING

The obligations of the Seller to consummate the Contemplated Transactions at the Closing (including those actions to be performed by it in connection with the Closing) are subject to the fulfillment of each of the following conditions (unless waived by the Seller in accordance with Section 11.3):

8.1 Representations and Warranties. The representations and warranties of the Buyer in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects, and those not so qualified shall have been true and correct in all material respects, on and as of such earlier date).

8.2 Performance. The Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer at or prior to the Closing.

8.3 Officer’s Certificate. The Seller shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer certifying that the conditions set forth in Sections 8.1 and 8.2 as to the Buyer have been satisfied.

8.4 Necessary Approvals and Consents. The Seller and the Buyer shall have obtained all consents, approvals, actions and releases of any Person or Governmental Authority specified in Schedule 8.4 as conditions to the parties’ obligation to complete the Contemplated Transactions.

8.5 Legality. No Law or Government Order shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that is in effect and has the effect of making the purchase and sale of the Shares illegal or otherwise prohibiting the consummation of the Contemplated Transactions.

8.6 Closing Deliveries. All deliveries expressly required to be made at Closing pursuant hereto by any Person other than the Company and the Seller shall have been made.

8.7 Control Letter Agreements. The Seller shall have received the Parent Control Letter Agreement and the Company Control Letter Agreement, each executed by Wells Fargo Bank, National Association.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties in this Agreement and the indemnity obligations with respect thereto under this Article IX shall survive the Closing for a period starting on the Closing Date and ending on the date that is (12) months following the Closing Date, except that the representations and warranties and the indemnity obligations with respect thereto under this Article IX set forth in (i) Section 3.13 shall survive until 90 days after the end of the applicable statute of limitations, (ii) Section 3.15 shall survive until the third (3rd) anniversary of this Agreement and (iii) Sections 3.1(a), 3.2, 3.5, 3.6, 3.25, 4.1, 4.2 and 4.5 shall survive indefinitely (together with Section 3.13, the “Excluded Representations”); provided, that any representation or warranty in respect of which indemnity may be sought under this Article IX and the indemnity obligations with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The agreements and covenants set forth in this Agreement shall survive indefinitely, unless specifically stated otherwise.

9.2 General Indemnification.

(a) Indemnification Obligations of the Seller. After the Closing, the Seller shall indemnify the Buyer, the Company and their respective Affiliates, officers, directors, employees, successors and permitted assigns (other than the Seller) (collectively, “Buyer Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse the Buyer Indemnified Parties as and when incurred for any loss, liability, action, cause of action, cost, damage, diminution in value, Tax or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”, and each a “Loss”), which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any breach of any representation or warranty of the Seller or the Company under this Agreement, or in any of the certificates or other instruments or documents furnished by the Company or the Seller pursuant to this Agreement; provided, that, for the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred) under this Section 9.2, the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect;

(ii) any non-fulfillment or breach of any covenant, agreement or other provision by the Seller under this Agreement;

(iii) any Pre-Closing Taxes;

(iv) to the extent the following items are not taken into account in the calculation of the Purchase Price: (x) any Debt of any BPS Company and (y) any Liability of the Company for Seller Expenses;

(v) any Liability attributable to any Non-BPS Asset; or

(vi) any Liability attributable to the Storms Matter described on Schedule 3.19 to the extent to which the Losses suffered or sustained are the result of the conduct of Seller or any of its Affiliates or its or their officers, directors, employees, successors or permitted assigns (other than the BPS Companies and their respective officers, directors, employees, successors or permitted assigns).

(b) Indemnification Obligations of the Buyer. After the Closing, the Buyer shall indemnify the Seller and its Affiliates, officers, directors, employees, successors and permitted assigns (other than the BPS Companies) (collectively, “Seller Indemnified Parties”) and hold them harmless against any Losses which the Seller Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any breach of any representation or warranty of the Buyer under this Agreement or in any of the certificates or other instruments or documents furnished by the Buyer pursuant to this Agreement; provided, that, for the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred) under this Section 9.2, the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect;

(ii) any non-fulfillment or breach of any covenant, agreement or other provision by the Buyer under this Agreement; or

(iii) any Action listed on Schedule 3.19 to the extent the Seller or its Affiliates (other than the BPS Companies) are a party thereto.

(c) Limitations on Indemnification. Notwithstanding the foregoing, none of the Seller, on the one hand, or the Buyer, on the other hand, as the case may be, shall be required to indemnify the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, in respect of any Losses suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, solely as a result of any facts or circumstances which constitute a breach of any representation or warranty listed in Article III or Article IV (other than the Excluded Representations) (x) until the aggregate amount of all such Losses suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, exceeds $350,000 (the “Basket”) (at which point only the excess thereof shall be payable) or (y) to the extent the aggregate amount of all such Losses suffered by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, exceeds $3,500,000 (the “Cap”). For the avoidance of doubt, any indemnification in respect of any Losses suffered as a result of (i) any facts or circumstances which constitute a breach of any Excluded Representation and/or (ii) fraud, willful misconduct or intentional misrepresentation shall be without regard to the Basket or the Cap.

(d) Calculation of Losses. The amount of any Losses shall be reduced by any insurance proceeds actually received by an Indemnitee with respect to such Losses (net of any increases in premium costs and expenses attributable to the collection of such insurance proceeds); provided, that the Indemnitee shall not be required to initiate a lawsuit or otherwise pursue insurance proceeds. Except to the extent included in Losses asserted by third parties in third party claims, Losses payable by an Indemnitor under this Article IX shall not include punitive damages, damages related to mental or emotional distress, exemplary damages, special damages, lost profits or other indirect damages.

(e) Manner of Payment. Any indemnification of the Buyer Indemnified Parties pursuant to this Section 9.2 shall be effected by wire transfer of immediately available funds from the Seller to an account designated in writing by the applicable Buyer Indemnified Party within five (5) days after the determination thereof. Any indemnification owing to the Seller Indemnified Parties pursuant to this Section 9.2 shall be effected by wire transfer of immediately available funds from the Buyer to an account designated in writing by the applicable Seller Indemnified Party within five (5) days after the determination thereof. Any indemnification payments shall be made together with interest accruing thereon from the date written notice of the indemnification claim is made to the date of payment at an interest rate of 5% per annum.

(f) Third Party Claims. Any Person making a claim for indemnification under this Section 9.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any Action against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor shall be actually prejudiced by such failure to so notify. Any Indemnitor shall be entitled to participate in the defense of such Action giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof (including as it relates to the posting of any bond or the making of any guarantee in connection with such defense) by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that prior to the Indemnitor assuming control of such defense, Indemnitor shall (x) first demonstrate to the Indemnitee in writing (A) the Indemnitor’s financial ability to provide full indemnification to the Indemnitee with respect to such Action and (B) that, assuming the Indemnitor were to become obligated to indemnify the Indemnitee hereunder in respect of the estimated amount of the Loss relating to such Action (determined in good faith based upon all of the information pertaining to the Action available at such time), the Indemnitor (after giving effect to any applicable limitations on indemnification in Section 9.2(c)) would be responsible for more of the Loss than the Indemnitee in the event such Action were determined in an adverse manner to the Indemnitor and the Indemnitee and (y) unconditionally agree in writing to be fully responsible for all Losses indemnifiable pursuant to this Section 9.2 relating to such Action; and provided, further, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel (x) that are incurred prior to the date the Indemnitor effectively assumes control of such defense or (y) retained because a conflict of interest exists between the Indemnitor and the Indemnitee, each of which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(ii) the Indemnitee shall be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation (provided, that in such event (x) the Indemnitee shall not enter into any settlement of a claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld, delayed or conditioned), (y) the Indemnitor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitor), and (z) the Indemnitor shall be entitled to review the files and record relating to such defense upon request of the Indemnitor); (B) the Indemnitee reasonably believes an adverse determination with respect to the Action giving rise to such claim for indemnification would have an adverse effect on the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) a conflict of interest exists between the Indemnitor and the Indemnitee, except that the fees and expenses of such counsel shall be borne by the Indemnitor; or (E) the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of an Action or ceasing to defend such Action if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, without prejudice.

(g) Waiver. The Seller hereby agrees that it shall not make any claim for indemnification hereunder against any BPS Company by reason of the fact that the Seller or one or more of its Representatives was a shareholder, director, officer, employee or agent of any BPS Company or was serving at the request of a BPS Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Action brought by any of the Buyer Indemnified Parties against the Seller or any claim against the Seller in connection with this Agreement, and the Seller hereby acknowledges and agrees that the Seller shall have no claims or right to contribution or indemnity from any BPS Company with respect to any amounts paid by the Seller pursuant to this Section 9.2; provided, that this waiver shall not apply as to any proceeds such director or officer would be entitled to pursuant to and under the Company’s director and officer insurance.

(h) Sole Remedy. After the Closing, subject to Section 5.17, indemnification pursuant to this Section 9.2 shall be the sole remedy for breach of any representation, warranty or covenant under this Agreement, other than any claim of fraud, willful misconduct or intentional misrepresentation.

ARTICLE X

TERMINATION

10.1 Termination of Agreement . This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a) By mutual written consent of the Buyer and the Seller;

(b) By either the Buyer or the Seller:

(i) by providing written notice to the other party hereto if the Closing shall not have occurred on or before September 30, 2012 (the “Walk-Away Date”); provided, however, that such right to terminate shall not be available to any party if the failure of the Closing to occur by the Walk-Away Date is the result of one or more breaches or violations of, inaccuracy in or failure to perform any covenant, condition, agreement, representation or warranty of this Agreement by such terminating party; or

(ii) if a final, non-appealable Government Order permanently enjoining, restraining or otherwise prohibiting the Closing has been issued by a Governmental Authority of competent jurisdiction; provided, that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such Government Order; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) is not available to any party whose breach of any provision of this Agreement results in or causes such Government Order.

(c) By the Buyer in the event that any condition set forth in Article VII shall become or shall be reasonably expected to become incapable of being satisfied on or before Closing, unless such failure shall be due to the failure of the Buyer to materially perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, that if such failure is curable, the Seller or the BPS Companies, as applicable, shall have ten (10) days after receipt of written notice in which to cure such failure prior to any termination under this Section 10.1(c);

(d) By the Seller in the event that any condition set forth in Article VIII shall become or shall be reasonably expected to become incapable of being satisfied on or before Closing, unless such failure shall be due to the failure of the Seller to materially perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, that if such failure is curable the Buyer shall have ten (10) days after receipt of written notice in which to cure such failure prior to any termination under this Section 10.1(d); or

(e) By the Buyer in the event it receives any Updated Schedules pursuant to Section 11.4 that describe (i) any adverse change with respect to a matter in existence as of the date hereof or (ii) any material adverse change with respect to any other matter.

10.2 Effect of Termination . In the event of the termination of this Agreement pursuant to Section 10.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.5(b), 5.6, 5.8, Article XI and this Section 10.2, all of which shall survive the termination of this Agreement), and there shall be no Liability on the part of the Buyer, the Seller or the Company or their respective Representatives and Affiliates, except that nothing shall relieve any party from Liability for fraud or any willful breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Notices . All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the second Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Buyer, to it at:

c/o Dominus Capital, L.P.

135 West 50th Street, 19th Floor

New York, NY 10020

Telephone number: (212) 784-5444

Facsimile number: (212) 784-5441

Attention: Ashish B. Rughwani

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telephone number: (212) 446-4735

Facsimile number: (212) 446-6460

Attention: Jai Agrawal

If to the Seller or its Subsidiaries, to it at:

c/o Interface, Inc.

2859 Paces Ferry Road

Suite 2000

Atlanta, Georgia 30339

Telephone number: (770) 437-6800

Facsimile number: (770) 319-6270

Attention: General Counsel

with a copy to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street

Suite 2800

Atlanta, Georgia 30309

Telephone number: (404) 815-6500

Facsimile number: (404) 815 -6555

Attention: James W. Stevens

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 11.1 to each of the other parties hereto.

11.2 Succession and Assignment; No Third-Party Beneficiary . Subject to the immediately following sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, that the Buyer and (following the Closing) the Company may assign this Agreement and its rights and obligations hereunder without such prior written consent to any of their Affiliates, any Person which provides financing to any BPS Company, and any subsequent purchaser of Buyer, any BPS Company or any of their respective Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise). Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any legal or equitable rights hereunder.

11.3 Amendments and Waivers . No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach, violation or default of or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof.

11.4 Supplemental Disclosures . At any time prior to the Closing Date, the Seller shall have the right to deliver to the Buyer a supplement or amendment to the Schedules to the representations and warranties set forth in Article III of this Agreement (the “Updated Schedules”); provided, that (i) the Seller may not deliver Updated Schedules to correct any known or intentional errors or omissions of the Company or the Seller that were in existence on the date hereof, (ii) the Updated Schedules shall not be effective with respect to any occurrence or state of facts that resulted from any intentional actions or omissions of the Company or the Seller outside of the Ordinary Course of Business, (iii) the Updated Schedules shall not cure any breach of this Agreement by any BPS Company or the Seller for purposes of determining whether the conditions to the Buyers’ obligation to consummate the transactions contemplated by this Agreement set forth in Section 7.1 have been fulfilled and (iv) the Updated Schedules shall describe the change or update to any disclosure schedule in reasonable detail to the reasonable satisfaction of the Buyer If the Buyer elects to consummate the transactions contemplated by this Agreement, then, for purposes of Article IX, the Updated Schedules shall be deemed to have amended the Schedules, to have qualified the representations and warranties contained herein with respect to such events or circumstances set forth in the Updated Schedules, and to have cured any misrepresentation or breach of warranty that otherwise would have existed hereunder by reason of the event or circumstance set forth in the Updated Schedules.

11.5 Entire Agreement . This Agreement and the other Transaction Documents, together with the Confidentiality Agreement and all other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, representations, warranties and agreements, whether written or oral, with respect thereto.

11.6 Schedules . If an item is disclosed in any part of any Schedule and the existence of such item or its contents are relevant to any other Schedule, then such item will be deemed to be disclosed in such other Schedule to the extent it is reasonably apparent on its face that such item applies to the information called for by such other Schedule. No disclosure on any Schedule shall be deemed an admission as to the materiality of any item so disclosed.

11.7 Counterparts . This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement shall become effective when duly executed by each party hereto.

11.8 Severability . Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, applicable law.

11.9 Headings . The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

11.10 Governing Law . This Agreement, the rights of the parties hereto and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.11 Jurisdiction; Venue; Service of Process.

(a) Subject to the provisions of Sections 2.6(c) and 6.1(b), each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in Delaware for the purpose of any Action between the parties hereto arising in whole or in part under or in connection with this Agreement, including any Action pursuant to Section11.12, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a party hereto may commence any Action in a court other than the above-named courts solely for the purpose of enforcing a Government Order issued by one of the above-named courts. Each party hereto agrees that for any Action between the parties hereto arising in whole or in part under or in connection with this Agreement, such party shall bring Actions only in the State of Delaware. Each party further waives any claim, and shall not assert, that venue should properly lie in any other location within the selected jurisdiction.

(b) Each party hereto hereby (i) consents to service of process in any Action between the parties hereto arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

11.12 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties hereto agrees that, without posting bond or other undertaking, the other parties hereto will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate. Notwithstanding the foregoing, no party hereto shall be compelled to specifically perform its obligations to consummate the Closing unless all of the conditions to the obligations of such party set forth in Article VII and Article VIII, as applicable, have been satisfied or waived by the applicable party hereto.

11.13 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT ANY PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

BENTLEY PRINCE STREET, INC.

By:	/s/ Patrick C. Lynch
Name: Patrick C. Lynch
Title: Sr. Vice President

INTERFACE AMERICAS HOLDINGS, LLC

By:	/s/ Patrick C. Lynch
Name: Patrick C. Lynch
Title: Sr. Vice President

BENTLEY PRINCE STREET HOLDINGS, INC.

By:	/s/ Gary Binning
Name: Gary Binning
Title: President

[Signature Page of Stock Purchase Agreement]

Exhibit A

FORM OF TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is dated as of [            ], 2012, by and among Interface Americas Holdings, LLC, a Georgia limited liability company (“Interface”), and Bentley Prince Street, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement (as such term is defined below).

WHEREAS, that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of July [            ], 2012, by and among Interface, the Company and Bentley Prince Street Holdings, Inc. (the “Buyer”) contemplates that Interface and the Company shall enter into this Agreement at the Closing of the transactions contemplated thereby, and, concurrently herewith, the parties have consummated the Closing under the Purchase Agreement, and the Buyer has acquired all of the capital stock of the Company; and

WHEREAS, Interface’s willingness to enter into this Agreement is a material condition to the Buyer’s willingness to enter into the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereby agree as follows:

ARTICLE I

SERVICES PROVIDED

1.1 Transition Services.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Interface will provide, or cause one of its Affiliates to provide, to the Company and its Subsidiaries each of the services set forth on Schedule A, which is attached hereto and made a part hereof. Each of the services listed on Schedule A is hereafter referred to individually as a “Transition Service”, and collectively as the “Transition Services”. If, after the execution of this Agreement, the Company determines that a service provided by or to the Business as conducted by Interface or any of its Affiliates prior to the Closing was inadvertently omitted from Schedule A, then the parties shall negotiate in good faith to attempt to agree to the terms and conditions upon which any such additional services would be added to Schedule A (including, without limitation, the charges for such additional services, which shall be reasonable). Unless the context otherwise requires, references herein to the “Company” in its capacity as the recipient of the Transition Services includes references to the Company’s Subsidiaries as recipients, and references to “Interface” in its capacity as provider of the Transition Services includes references to Interface’s Affiliates as providers, in each case to the extent applicable.

(b) Each Transition Service shall be provided to the Company during the period commencing on the Effective Date (as such term is defined below) and continuing for the period set forth for each such Transition Service on Schedule A or such other time as may be agreed upon by the parties in writing (hereinafter referred to collectively as the “Time Periods” for all of the Transition Services, and individually a “Time Period” for an individual Transition Service).

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(c) The parties shall cooperate with all reasonable requests of each other in connection with the transition from the provision of the Transition Services by Interface or its Affiliates to the provision of the Transition Services by the Company, its Subsidiaries or its subcontractors in a timely and cost-effective manner.

1.2 Personnel.

(a) Interface may, as it deems necessary or appropriate, use the personnel of Interface, or, with the Company’s prior consent (such consent not to be unreasonably withheld, delayed or conditioned) employ the services of subcontractors for any Transition Service, subject to the terms set forth in Section 1.4(b); provided that, for the avoidance of doubt, such subcontractors comply with the performance standards set forth in Section 1.4(a).

(b) Interface or its permitted subcontractors, as applicable, shall be responsible for the payment of all federal, state and local taxes and withholdings payable with respect to the compensation of such Persons, and shall maintain workers’ compensation insurance required by applicable statutes with respect to such Persons.

(c) Unless otherwise set forth on Schedule A for the applicable Transition Service, Interface shall not be obligated to retain the services of any specific individual in connection with the performance of its obligations hereunder.

1.3 Representatives. Interface and the Company each shall designate a representative to act as its primary contact person to coordinate the provision of all Transition Services (collectively, the “Primary Coordinators”). Each Primary Coordinator may designate one or more service coordinators for each specific Transition Service (the “Service Coordinators”) by providing written notice of such designation to the other party’s Primary Coordinator. Each party may treat an act of a Primary Coordinator or Service Coordinator of another party as being authorized by such other party without inquiring behind such act or ascertaining whether such Primary Coordinator or Service Coordinator had authority to so act; provided, however, that no such Primary Coordinator or Service Coordinator has any authority to amend this Agreement. Interface and the Company shall advise each other promptly (in any case within five (5) business days) in writing of any change in the Primary Coordinators or any Service Coordinator for a particular Transition Service, setting forth the name of the Primary Coordinator or Service Coordinator to be replaced and the name of the replacement, and certifying that the replacement Primary Coordinator or Service Coordinator is authorized to act for such party in all matters relating to this Agreement (other than amendments hereto), in the case of a Primary Coordinator or, in the case of a Service Coordinator, with respect to the Transition Service for which such Service Coordinator has been designated. Interface’s initial Primary Coordinator shall be Skip Lamb. The Company’s initial Primary Coordinator shall be David Moore.

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1.4 Manner and Level of Transition Services.

(a) In providing the Transition Services, Interface shall exercise substantially the same degree of care, priority and diligence (including with respect to volumes, quality, scope and functionality), and otherwise provide the Transition Services in substantially the same manner and at substantially the same level, as the services were provided or performed for or in connection with the Business during the ninety (90) day period prior to the Closing, and if any such services were not provided as proposed for or in connection with the Business prior to the Closing, then such services shall be provided in substantially the same manner and at substantially the same level as Interface or an Affiliate provides or performs comparable services for Interface or one or more of its Affiliates. If any such Transition Services were not so provided prior to the Closing, and no such comparable services are provided or performed for Interface or one or more of its Affiliates, then Interface shall use its commercially reasonable efforts to provide such services in a manner and at a level generally consistent with the quality of services provided for Interface or its Affiliates for their own benefit by the department or function providing such Transition Services (such efforts not including any obligation to expand any current facilities, hire additional personnel, acquire new technology or equipment, make additional capital investments or otherwise expand its capacity or capabilities or incur any out-of-pocket expenses or cost without the Company’s advance agreement to reimburse the same, unless otherwise expressly provided on Schedule A). Interface shall not be required to provide the Company with levels of Transition Services (i) in excess of those provided or performed for or in connection with the Business during the ninety (90) day period prior to the Closing, or (ii) unless Interface so chooses in its sole discretion, the advantage of systems, equipment, facilities, training or improvements procured, obtained or made after the Closing by Interface, in each case, except as reasonably required by the Company to receive the Transition Services in accordance with the terms of this Agreement. If Interface fails to provide any Transition Service in the manner and at the levels described in this Section 1.4(a), the sole and exclusive remedy available to the Company for such failure shall be Interface’s re-performance of the Transition Service at issue, except where such failure to comply with this Section 1.4 is repeated or has had a material adverse impact on the Business.

(b) At any time during the Term of this Agreement, Interface shall the right to request the Company’s written approval prior to providing any Transition Service (including, pursuant to Section 2.2, the Company’s approval of any Out-of-Pocket Expense that would be incurred in connection with providing such Transition Service). In the event the Company fails to provide Interface with the requested written approval to perform such Transition Services (or the written approval to incur any such Out-of-Pocket Expense) within a reasonable time after receiving such request, Interface shall have no obligation to perform the applicable Transition Services unless and until such requested written approval is provided.

(c) In the event that Interface uses any subcontractors to provide the Transition Services or any part thereof to the Company pursuant to Section 1.2(a), Interface shall be liable and responsible (subject to the terms hereof) for the Transition Services provided by such subcontractor, and any acts or omissions of such subcontractors to the same degree and subject to the same limitations as Interface is liable and responsible for its own employees hereunder.

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(d) Each party shall comply with (and shall cause all of its respective employees, agents, representatives and contractors to comply with) all applicable Laws in connection with this Agreement and the provision of the Transition Services to be provided hereunder.

(e) To the extent that Interface is, as a Transition Service, making payments to third parties on behalf of the Company in connection with the Transition Services, the Company shall maintain, and Interface shall make such payments from, a Company bank account in a manner agreed upon by the parties. For the avoidance of doubt, Interface shall have no obligation to provide any cash to fund such payments and shall not use the funds in such account to reimburse any Out-of-Pocket Expenses in accordance with Article 2 or any other expenses incurred in providing the Transition Services, unless otherwise agreed in writing by the Company.

(f) SUBJECT TO THE LIMITATIONS SET FORTH IN THIS AGREEMENT, INCLUDING SECTION 1.5, IT IS AGREED THAT THE SOLE WARRANTY WITH RESPECT TO THE QUALITY OR FUNCTIONALITY OF THE TRANSITION SERVICES PROVIDED HEREUNDER SHALL BE THAT SUCH SERVICES WHEN PROVIDED SHALL BE PROVIDED IN THE MANNER AND THE LEVEL REQUIRED UNDER SECTION 1.4(a). EXCEPT AS EXPRESSLY SET FORTH IN THE PRECEDING SENTENCE, THE TRANSITION SERVICES, WHEN PROVIDED HEREUNDER, ARE PROVIDED “AS IS” AND “WHERE IS,” AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER INTERFACE NOR ANY AFFILIATE OF INTERFACE, NOR ANY OTHER PERSON, MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE, OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY OF TITLE OR NONINFRINGEMENT, TO THE COMPANY OR ANY OTHER PERSON, AND HEREBY EXPRESSLY DISCLAIMS THE SAME.

1.5 Limitation of Liability. INTERFACE SHALL HAVE NO LIABILITY TO THE COMPANY BASED ON ANY BREACH OF THIS AGREEMENT IN EXCESS OF TWO MILLION U.S. DOLLARS ($2,000,000 USD); PROVIDED, HOWEVER, THE FOREGOING LIMITATIONS DO NOT APPLY TO A PARTY’S GROSS NEGLIGENCE, WILLFUL FAILURE TO PERFORM, OR INTENTIONAL MISCONDUCT. NO PARTY, NOR ITS AFFILIATES, ITS RESPECTIVE SUCCESSORS AND ASSIGNS (IF ANY), NOR ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, REPRESENTATIVES, CONSULTANTS OR AGENTS SHALL UNDER ANY CIRCUMSTANCES BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE) IN CONNECTION WITH THIS AGREEMENT.

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1.6 Indemnity.

(a) The Company shall indemnify, defend, and hold harmless Interface, its Affiliates, and their respective successors and permitted assigns (if any), and their respective directors, officers, employees, shareholders, representatives, consultants and agents (each, an “Indemnified Interface Party”) from and against any claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) resulting from the Company’s gross negligence, willful failure to perform, or intentional misconduct in connection with this Agreement.

(b) Interface shall indemnify, defend, and hold harmless the Company, its Affiliates, their respective successors and permitted assigns (if any), and their respective directors, officers, employees, shareholders, representatives, consultants and agents, (each, an “Indemnified Company Party”) from and against any Damages resulting from Interface’s or its subcontractors’ gross negligence, willful failure to perform, and intentional misconduct in connection with any breach of this Agreement.

(c) In the event that any Indemnified Interface Party or Indemnified Company Party entitled to indemnification hereunder shall sustain or incur any Damages in respect of which indemnification may be sought by such party pursuant to this Section 1.6, the party seeking such indemnification (the “Indemnitee”) shall assert a claim for indemnification (“Indemnification Claim”) by giving prompt written notice thereof (the “Notice”) to the party providing indemnification (the “Indemnitor”) and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided, that, failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except and to the extent that the Indemnitor is prejudiced as a result of such failure. The Notice shall set forth with reasonable particularity the basis for the Indemnification Claim and, if estimable, the Indemnitee’s good faith estimate of Damages resulting from such Indemnification Claim. Any dispute relating to an Indemnification Claim shall be resolved by (i) the mutual agreement of the Indemnitor and the Indemnitee, (ii) binding arbitration, if arbitration is agreed to in writing by the Indemnitor and the Indemnitee or (iii) a final order, decree or judgment of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected). An Indemnitor may not, without the prior written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (A) such settlement, compromise or consent includes an unconditional release of the Indemnitee and its officers, directors, employees and Affiliates from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnitee and (C) does not contain any requirement that the Indemnitee or any of the Indemitee’s Affiliates make any payments or any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnitee or any of the Indemnitee’s Affiliates.

(d) In case any third party claim, action or proceeding (a “Third Party Claim”) is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee of its intention to do so within thirty (30) days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s own expense. Notwithstanding the assumption by the Indemnitor of the defense of any Third Party Claim as provided in this Section 1.6(d), the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

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1.7 Force Majeure. Interface shall not be liable to any Person for reasonable delays in performing its obligations hereunder due to fires, floods, natural disasters, acts of war, sabotage, terrorism, acts of God, labor disputes (whether or not such disputes are within the power of Interface to settle), shortages, and changes to Laws, or, notwithstanding commercially reasonable efforts by Interface, Interface’s inability to obtain power, materials, equipment or transportation, or any other cause beyond Interface’s reasonable control. Upon learning of the occurrence of any such event of force majeure, Interface shall promptly notify the Company. In the event of any failure or delay in performance of the Transition Services as the result of such event, Interface shall use its commercially reasonable efforts to restore the Transition Services as soon as reasonably practicable, provided that it shall not be required to incur any Out-of-Pocket Expenses or costs unless the Company shall agree in advance to reimburse the same.

1.8 Modification of Procedures.

(a) Interface may make changes from time to time in its standards and procedures for performing the Transition Services listed on Schedule A upon advance notice to the Company (i) forty-eight (48) hours prior to any operational level changes, (ii) five (5) days prior to any material changes, and (iii) a reasonable time prior to any other changes; provided, however, that Interface shall obtain the Company’s prior written consent before implementing any such changes that would have a commercially adverse impact on the provision of the Transition Services in accordance with the terms of this Agreement or otherwise on the conduct of the Business.

(b) Notices of planned system downtime to perform planned system and other maintenance related to the Transition Services identified as “IT Services” on Schedule A will be provided by Interface at least five (5) business days prior to any such downtime. If the Company believes such downtime could have a commercially adverse impact on the conduct of the Business, it shall provide notice to Interface at least forty-eight (48) hours prior to the commencement of the downtime period. In the event of such a notice from the Company, Interface and the Company will cooperate in good faith and Interface will use commercially reasonable efforts to reschedule the planned downtime or minimize the impact of the downtime to the Company’s business.

1.9 No Obligation to Continue to Use Services. The Company shall not have any obligation to continue to use any of the Transition Services and may terminate any Transition Service by giving Interface thirty (30) days prior notice (or such lesser time as permitted by Interface) thereof in accordance with the notice provisions herein.

1.10 Interface Access. To the extent reasonably required for personnel of Interface to perform the Transition Services, the Company shall provide personnel of Interface with reasonable access to its equipment, office space, plants, telecommunications and computer equipment and systems, and any other areas and equipment. Interface shall comply with the Company’s policies with respect to access to its facilities and systems, including with respect to security.

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1.11 Compliance with Interface’s Policies and Procedures and Underlying Vendor Agreements. The Company shall comply with all policies and procedures related to use of personal computers and laptops, and other software, computer, network, and telecommunication equipment and systems (collectively, “Policies”) of Interface that are provided to the Company by Interface and directly used or accessed by or made available to the Company or its employees pursuant to this Agreement. The Company shall also comply with, and be subject to, the terms and conditions of any agreements, leases, licenses or arrangements between Interface and any third parties (collectively, “Underlying Vendor Agreements”) related to the Transition Services. The Company shall take commercially reasonable steps to advise its employees of the Policies and the terms and conditions of the Underlying Vendor Agreements, and shall in any event be responsible for their compliance with the Policies and such terms and conditions. Notwithstanding the foregoing, the Company shall not be deemed in breach of, and shall have no liability under, this Section 1.11 to the extent the Company does not have or Interface has not provided the Company with written notice of the Policies or the terms of the Underlying Vendor Agreements and a reasonable period of time to comply therewith.

ARTICLE II

COMPENSATION

2.1 Consideration. The Transition Services shall be provided by Interface and its Affiliates free of charge, except as expressly set forth on Schedule A.

2.2 Expenses. The Company shall be responsible for all actual Out-of-Pocket Expenses incurred by Interface in connection with the provision of the Transition Services and shall reimburse Interface for such expenses in accordance with Section 2.4. For the purposes of this Agreement, “Out-of-Pocket Expenses” means any documented expenses incurred by Interface (or any of its Affiliates providing the Transition Services hereunder) for third party products or services directly in connection with providing the Transition Services to the Company, except for any such expenses incurred as a result of Interface (or any of its Affiliates) providing any Transition Service through any means or manner that differs in any material respect from the means or manner in which such Transition Service was provided to the Company prior to Closing. For the avoidance of doubt, “Out-of-Pocket Expenses” shall in no event include an allocation for Interface’s (or any of its Affiliate’s) overhead, employee labor costs (including costs for Interface’s (or any of its Affiliate’s) consultants) or software used by the Company prior to the Closing. Notwithstanding the foregoing, the Company shall in no event be responsible for any Out-of-Pocket Expense exceeding one thousand U.S. dollars ($1,000 USD) unless such Out-of-Pocket Expense has been previously approved by the Primary Coordinator in writing.

2.3 Invoices. After the end of each month, Interface will submit a single itemized invoice to the Company for all Out-of-Pocket Expenses incurred in connection with providing the Transition Services to the Company. All invoices shall be sent to the attention of the Primary Coordinator at the address set forth in Section 5.3 or to such other address as the Company shall have specified by notice in writing to Interface.

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2.4 Payment of Invoices. Payment of all undisputed invoices in respect of Transition Services shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever, within thirty (30) days of the invoice date unless otherwise specified in the Schedule relating to such Transition Service. All payments shall be made to the account designated by Interface to the Company. Any amounts payable to Interface hereunder which are not paid when due shall thereafter bear interest at the rate of one and one half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less. The Company shall pay all reasonable attorneys’ fees and costs incurred by Interface after an event of default under Section 4.2(a) in connection with collecting any outstanding payments not paid when due.

ARTICLE III

CONFIDENTIALITY

3.1 Use of Confidential Information. Each party agrees to use Confidential Information disclosed to it in connection with performance under this Agreement, except as otherwise provided in any other written agreement or instrument between the parties, only for the purposes of performing its obligations or exercising its rights under this Agreement. For purposes of this Agreement, “Confidential Information” means information belonging to or pertaining to a party or its Affiliates that is provided to or disclosed by or through a party to the other party that relates to the business or affairs of the disclosing party, including customer, employee and other business data of a party that is provided to the other party as part of the Transition Services hereunder.

3.2 Disclosure of Confidential Information. Confidential Information disclosed under this Agreement by or through one party to the other party shall be protected by the recipient from further disclosure, publication, and dissemination to the same degree and using the same care and discretion as the recipient applies to protect its own confidential or proprietary information from undesired disclosure, publication and dissemination, and in any event with reasonable care and discretion. Except as expressly permitted herein or in any other written agreement or instrument between the parties, no party shall disclose any other party’s Confidential Information to any third party. If Confidential Information is required by Law or court order to be disclosed, the recipient must first (to the extent permissible) notify the disclosing party and permit the disclosing party to seek an appropriate protective order.

3.3 Disclosure to Third Parties. Notwithstanding the foregoing, Confidential Information disclosed under this Agreement may be disclosed (a) to a receiving party’s and its Affiliates’ respective officers, employees, shareholders, representatives, consultants, subcontractors and agents who perform or receive services under this Agreement and have a need to know such Confidential Information; provided, however, that such receiving party agrees to be responsible (i) for ensuring that any such third party who is provided Confidential Information observes the terms of this Agreement, and (ii) for any breach of this Article III by any such third party; and (b) by either party to the extent necessary to perform its obligations or exercise its rights (including to receive the Transition Services) hereunder or under the Purchase Agreement.

3.4 Exceptions. Notwithstanding the foregoing, and subject to the terms of any other applicable agreement, including that certain confidentiality agreement, dated as of March 31, 2009, as amended (the “Confidentiality Agreement”), between Dominus Capital, L.P. and Interface, Inc., the non-disclosure obligations in this Article III are not applicable to any information that: (a) is in the public domain before receipt by the receiving party or after the date of receipt without breach of this Agreement by the receiving party; or (b) is disclosed without restriction to the receiving party on an unrestricted basis by a third party having a bona fide right to do so. Information that does not constitute a trade secret under applicable Law shall not be deemed to be Confidential Information after two (2) years from the date of the expiration or termination of this Agreement.

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3.5 Return of Confidential Information. Subject to the terms of any other applicable agreement, upon termination or expiration of this Agreement for any reason, each party shall return or destroy, at such party’s option, all Confidential Information of the other party that is in its possession or under its control pursuant to this Agreement and all information derived therefrom, including all copies and embodiments thereof. Upon a party’s request, the other party shall provide a written certificate certifying that it has returned or destroyed all such information, as applicable, in accordance with this Section 3.5.

ARTICLE IV

TERM

4.1 Term. This Agreement shall become effective on the Closing Date (the “Effective Date”) and shall remain in force until the end of the last Time Period to expire or be terminated hereunder (the “Expiration Date”), unless all of the Transition Services are terminated by the Company in accordance with Section 1.9 or this Agreement is terminated under Section 4.2(a) prior to the Expiration Date (except for termination under Section 4.2(a)(i) with respect to a specific Transition Service only).

4.2 Termination of Obligations.

(a) Notwithstanding anything herein to the contrary, each party shall have the right to terminate this Agreement immediately upon the occurrence of any one or more of the following events: (i) failure of the other party to pay when due any amounts (other than amounts disputed reasonably and in good faith) owed hereunder and such failure has not been cured within ten (10) days after written notice thereof by the non-breaching party; (ii) material breach by the other party of any material term or provision of this Agreement, and if capable of cure, failure to cure within thirty (30) days after written notice thereof by the non-breaching party, provided, however, that this Agreement shall be deemed to terminate solely with respect to the Transition Services affected by such breach; (iii) the other party becomes insolvent or makes an assignment for the benefit of its creditors; (iv) any proceeding is instituted by or against the other party under any bankruptcy or similar Laws for the relief of debtors; or (v) the appointment of any trustee or receiver for any of the other party’s assets.

(b) The Company agrees and acknowledges that the obligations of Interface to provide each Transition Service shall cease upon the expiration or termination of any Time Period for such Transition Service listed on Schedule A, and Interface’s obligations to provide all of the Transition Services hereunder shall cease upon the expiration or termination of this Agreement in accordance with the terms of this Section 4. Except as expressly provided herein (including on Schedule A), the Company shall bear sole responsibility for instituting permanent services, or obtaining replacement services, in respect of any Transition Service terminated in accordance with the provisions hereof, and Interface shall bear no liability for the Company’s failure to implement or obtain such service or for any difficulties in transitioning from the Transition Service to such permanent or replacement service.

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4.3 Survival of Certain Obligations. Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the expiration or termination of this Agreement: (a) the obligations of each party under Sections 1.4(c), 1.5, 1.6, and Article III, and (b) Interface’s right to receive the compensation for the Transition Services provided by it hereunder pursuant to Section 2.1 prior to the effective date of termination or expiration.

ARTICLE V

MISCELLANEOUS

5.1 Complete Agreement; Construction. This Agreement, including the Schedules hereto, the Purchase Agreement and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

5.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

5.3 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by overnight courier or registered or certified mail (return receipt requested) or sent by fax to the parties at the following addresses or fax numbers (or at such other addresses or fax numbers for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

If to the Company:

c/o Dominus Capital, L.P.

135 West 50th Street, 19th Floor

New York, NY 10020

Telephone number: (212) 784-5444

Facsimile number: (212) 784-5441

Attention: Ashish B. Rughwani

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Telephone number: (212) 446-4735

Facsimile number: (212) 446-6460

Attention: Jai Agrawal

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If to Interface:

c/o Interface, Inc.

2859 Paces Ferry Road

Suite 2000

Atlanta, Georgia 30339

Telephone number: (770) 437-6800

Facsimile number: (770) 319-6270

Attention: General Counsel

with a copy to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street

Suite 2800

Atlanta, Georgia 30309

Telephone number: (404) 815-6500

Facsimile number: (404) 815-6555

Attention: James W. Stevens

5.4 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach, violation or default of or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof.

5.5 Succession and Assignment; No Third-Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. Either party may assign all of its rights and delegate all of its obligations hereunder to any wholly-owned Subsidiary of the party, provided that no such assignment shall relieve any assigning or delegating party of its obligations hereunder. Except as provided in the preceding sentence, no party may assign, delegate or otherwise transfer, directly or indirectly, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and permitted assignees, any legal or equitable rights hereunder.

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5.6 Headings. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

5.7 Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive Laws of the State of Georgia, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

5.8 Specific Performance. The parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion and in addition to all other rights and remedies available in law or in equity, in a court of competent jurisdiction, to the extent permitted hereunder, apply for specific performance or injunctive or other relief as such court may deem just and proper in order to enforce this Agreement or to prevent violation hereof.

5.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, applicable Law.

5.10 Interpretation and Rules of Construction. Except as otherwise explicitly specified to the contrary, for purposes of this Agreement, the following rules of interpretation shall apply: (a) a reference to a Section, Article or Schedule shall mean a Section or Article of, or Schedule to, this Agreement, unless another agreement is specified, (b) the word “including” shall be construed as “including without limitation,” (c) references to a particular statute or regulation shall include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form shall include the plural and singular form, respectively, (e) references to gender shall include both genders, (f) words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires and (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

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5.11 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the parties or any of their Affiliates, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of buyer and seller of services nor be deemed to vest any rights, interests or claims in any third parties. In performing the Transition Services, the employees and representatives will be under the direction, control and supervision of Interface or its permitted subcontractors and not of the Company, and, except as expressly set forth on Schedule A with respect to any employee, Interface has the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

[Signatures on Following Page]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the Effective Date.

INTERFACE AMERICAS HOLDINGS, LLC

By:
Name:
Title:

BENTLEY PRINCE STREET, INC.

By:
Name:
Title:

[Signature Page of Transition Services Agreement]

Exhibit B

FORM OF TRANSITION MARKS LICENSE AGREEMENT

This Transition Marks License Agreement (this “Agreement”) is dated as of [            ], 2012, by and among Interface, Inc., a Georgia corporation (the “Licensor”) and Bentley Prince Street, Inc., a Delaware corporation (the “Licensee”).

WHEREAS, that certain Stock Purchase Agreement, dated as of July [__], 2012, by and among Interface Americas Holdings, LLC, the Licensee, and Bentley Prince Street Holdings, Inc. (the “Purchase Agreement”) contemplates that this Agreement shall be entered into at the Closing (as defined in the Purchase Agreement) of the transactions contemplated thereby, and, concurrently herewith, the parties to the Purchase Agreement have consummated the Closing thereunder, and Bentley Prince Street Holdings, Inc. has acquired all of the capital stock of the Licensee;

WHEREAS, prior to the date hereof, the Licensee has used certain trademarks, service marks and trade names of the Licensor and its Affiliates in connection with the Business; and

WHEREAS, in accordance with the Purchase Agreement, the Licensor desires to grant, on behalf of itself and its Affiliates, to the Licensee a limited license to use the marks of the Licensor listed on Schedules A through C attached hereto (the “Licensed Marks”), subject to the terms and conditions hereof, and the Licensee desires to accept such grant of a limited license and to use the Licensed Marks in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

1. Definitions.

“Affiliate” shall mean, when used with reference to a specified Person, (a) any Person that directly or indirectly controls or is controlled by or under common control with the specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise, (b) any Person who directly or indirectly beneficially owns at least 50% of any class of the equity interests of such specified Person or (c) any Person which such specified Person or an Affiliate (as defined in clauses (a) and (b)) directly or indirectly owns at least 50% of any class of the equity interests at such time.

“Business” shall mean any of the businesses and operations of the Licensee and its Subsidiaries (not including Interface Real Estate Holdings, LLC) and Prince Street, Inc., including developing, designing, manufacturing, marketing and selling broadloom carpet, carpet tile, area rugs and other floorcovering products and services.

“Person” shall mean any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental authority or other entity of any kind.

“Subsidiary” shall mean, with respect to any specified Person, (a) any Person that directly or indirectly is controlled by the specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise, or (b) each Person which such specified Person directly or indirectly owns at least 50% of any class of the equity interests at such time.

2. License; Limitations; Proprietary Rights; Covenants.

(a) Grant of License. The Licensor hereby grants, on behalf of itself and its Affiliates, to the Licensee and its Subsidiaries a nontransferable (except as provided in Section 7(b)), royalty-free license and right to use the Licensed Marks in the Territory in connection with the Business, subject to the limitations hereinafter set forth.

(b) Limitations on Use. The Licensee’s use of the Licensed Marks is subject to the following limitations:

(i) The Licensee shall only use the Licensed Marks in a manner substantially consistent with use by the Licensee prior to the Closing Date (as defined in the Purchase Agreement).

(ii) The territory of this Agreement shall be the United States, together with those countries in which the Licensee is conducting Business as of the date of this Agreement. For the avoidance of doubt, no use of the Licensed Marks on the Internet shall be deemed a violation of the territorial scope of the license described in this Section 2(b)(ii).

(iii) The Licensed Marks may not be used by any Person, other than the Licensee and its Subsidiaries and their respective contractors, without the prior written consent of the Licensor. The Licensee may grant sublicenses to use the Licensed Marks to contractors acting on its behalf, subject to the terms and conditions for the use of the Licensed Marks (including the limitations on scope) set forth herein.

(iv) The Licensee’s use of the Licensed Marks shall be subject to the quality control provisions set forth in Section 4.

(v) The Licensee shall use the Licensed Marks set forth on Schedule C, attached hereto, solely in connection with internal programs directed to Licensee’s employees and shall not use such marks in any public manner whatsoever (other than in connection with discussing the Licensee’s programs with customers and potential customers).

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(c) Property of the Licensor.

(i) (A) Except as specifically provided herein, the Licensee acknowledges and agrees that (1) all right, title and interest in and to the Licensed Marks, any goodwill therein and any part thereof, shall at all times remain solely with the Licensor or its Affiliates (as applicable), and that all use of the Licensed Marks hereunder inures solely to the benefit of the Licensor or its Affiliates (as applicable); (2) Licensor has granted a lien and security interest in favor of Wells Fargo Bank, N.A., as collateral agent on behalf of various lenders (in such capacity, together with its successors and permitted assigns, the “Bank Collateral Agent”) on all its rights, titles and interests in and to the Licensed Marks and all proceeds thereof to secure all of its indebtedness and other obligations in respect of Licensor’s revolving credit facility and certain related obligations, as replaced or refinanced from time to time (such lien and security interest is referred to herein as the “Working Capital Lien”), (3) the Working Capital Lien also includes a lien and security interest granted in favor of the Bank Collateral Agent on any inventory (and all related packaging and sales documentation) of Licensor and its Subsidiaries that bears or otherwise utilizes the Licensed Marks, together with all proceeds thereof (such inventory and related collateral and proceeds thereof is referred to herein collectively as the “Licensor Branded Inventory”), (4) Licensor has granted a second lien and security interest on the Licensed Marks and all proceeds thereof in favor of U.S. Bank National Association, as collateral agent (in such capacity, together with its successors and permitted assigns, the “Indenture Trustee Collateral Agent”) on behalf of certain holders from time to time of the Licensor’s outstanding Senior Secured Notes to secure Licensor’s payment obligations in respect of such notes, and Licensor and certain of its Subsidiaries have also granted to the Indenture Trustee Collateral Agent a second priority security interest and lien on the Licensor Branded Inventory (such lien and security interest in favor of the Indenture Trustee Collateral Agent is referred to herein as the “Indenture Trustee Second Priority Lien”; together with the Working Capital Lien and the lien and security interest in favor of the Bank Collateral Agent in Licensor Branded Inventory are referred to herein collectively as the “Existing IP Liens”); and (5) the license granted in favor of the Licensee pursuant to this Agreement to use the Licensed Marks is in all cases subject to and subordinate to the Existing IP Liens in the Licensed Marks and the rights of the Bank Collateral Agent and the Indenture Trustee Collateral Agent as holders of such Existing IP Liens. In addition to and not in limitation of the foregoing, Licensee further acknowledges and agrees that it shall not, at any time, have any rights (by virtue of the license granted under this Agreement or otherwise) to consent to, to approve, to receive notice of, or to object to any rights and remedies exercised at any time by the Bank Collateral Agent or the Indenture Trustee Collateral Agent with respect to any of the Licensed Marks or Licensor Branded Inventory, including, without limitation, any foreclosure, sale, disposition or transfer of any of the Licensed Marks or any of the Licensor Branded Inventory on or after the date hereof in connection with any exercise of any rights or remedies by the Bank Collateral Agent and/or the Indenture Trustee Collateral Agent pursuant to any of the provisions of applicable loan and/or security documents to which the Bank Collateral Agent and the Indenture Trustee Collateral Agent, respectively, are a party.

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(B) Without limiting the generality of the foregoing, if for any reason, the Licensee or any of its respective Affiliates, officers, directors, employees or agents, acquires or may be deemed to have acquired any rights in or to any of the Licensed Marks, the Licensee shall execute, and shall cause each such Affiliate, officer, director, employee or agent to execute, such acknowledgments, grants and assignments of rights in and to such Licensed Marks, as the Licensor may reasonably request for the purpose of evidencing, enforcing, registering or defending its (or its licensors’, as applicable) ownership of such Licensed Marks. The Licensee, for itself and its respective Affiliates, officers, directors, employees and agents, hereby irrevocably appoints the Licensor as its agent and the agent of its respective Affiliates, officers, directors, employees and agents, to execute and deliver any such documents that the Licensee or any of its respective Affiliates, officers, directors, employees and agents, fails or refuses to execute promptly as required by an express obligation under this Agreement, this power and agency being coupled with an interest and being irrevocable.

(ii) The Licensee shall not, and shall not permit its respective Affiliates, officers, directors, employees and agents to, challenge or contest the Licensor’s, or its Affiliates’, ownership of the Licensed Marks. The Licensee shall not, and shall not permit any of its respective Affiliates, officers, directors, employees and agents to, adopt, use (other than the licensed use provided for herein), register or seek to register any trademark, trade name, service mark or other similar right or property anywhere in the world which is identical to any of the Licensed Marks or which is so similar thereto as to constitute a colorable imitation thereof or to suggest some association, sponsorship and/or endorsement by the Licensor or its Affiliates. This Section 2(c)(ii) shall cease to apply to any Licensed Mark for which written notice has been granted pursuant to Section 3(a)(iii).

(iii) The Licensee may not use the Licensed Marks in a manner that denigrates or disparages the Licensor or its Affiliates, or their respective licensors, or the Licensed Marks or creates an association between the Licensed Marks and goods or services that are illegal or immoral as determined by Licensor in its reasonable judgment; provided, however, that nothing in this Agreement shall be deemed to limit the Licensee’s or any of its Affiliates’ right to make truthful statements about Licensor or any of its Affiliates, or any of their respective businesses, in defending against any suit, action or claim.

(d) Applicability. Unless the context otherwise requires, references herein to the “Licensee” in its capacity as a licensee of the Licensed Marks shall include references to the Licensee’s Subsidiaries in their capacity as a licensee of the Licensed Marks.

3. Term and Termination.

(a) General. Subject to Sections 3(b), 3(c), 3(d), and 3(e) hereof, this Agreement and the licenses granted hereunder shall commence and be effective as of the date hereof and shall continue in full force and effect as follows:

(i) For the marks set forth in Schedule A attached hereto, a period that is the shorter of (A) ninety (90) days or (B) Licensee’s exhaustion of its stock of materials containing or bearing such marks;

(ii) For the marks set forth in Schedule B attached hereto, one (1) year; and,

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(iii) For each mark set forth in Schedule C attached hereto, until such time as Licensor provides written notice to Licensee of Licensor’s cessation of use of such mark.

(b) Right to Terminate by the Licensor. The Licensor may terminate this Agreement and the licenses granted hereunder (i) upon any material breach of any material provision hereof by the Licensee which is capable of being cured and which has not been cured within thirty (30) days after the Licensor provides written notice of such breach to the breaching party; provided, however, that if such material breach is not capable of being cured within thirty (30) days, the Licensor may not terminate this Agreement and the licenses granted hereunder to the extent that the Licensee is taking commercially reasonable efforts to cure such material breach, (ii) immediately if the Licensee becomes the subject of a voluntary or involuntary petition in bankruptcy or any other proceeding relating to insolvency, receivership or liquidation, (iii) immediately upon the appointment of any receiver or trustee to take possession of the properties of the Licensee, or (iv) upon the assignment or attempted assignment (by operation of law or otherwise) by the Licensee of this Agreement or any rights or licenses hereunder in violation of the terms of this Agreement. Notwithstanding anything herein to the contrary, the Licensor may seek immediate injunctive relief if the Licensor determines that the Licensee’s use of the Licensed Marks constitutes a material breach of the scope of the licenses granted under this Agreement.

(c) Termination by the Licensee. The Licensee may terminate this Agreement and the license granted hereunder, in whole or part, upon written notice to Licensor.

(d) Post-Termination Rights in Licensed Marks.

(i) Licensee immediately shall discontinue all use of the Licensed Marks set forth at Schedules A and B upon the respective expiration of the terms for such Licensed Marks as provided in Section 3(a)(i) and (ii).

(ii) For each Licensed Mark set forth at Schedule C, the license granted hereunder shall be terminated with respect to such Licensed Mark upon provision of written notice as set forth in Section 3(a)(iii). Licensee and its Affiliates shall be free to continue using such Licensed Mark after notice of termination, but such use shall no longer be subject to this Agreement. Licensor agrees that it will not bring against Licensee or its Affiliates any claim either (A) that arises solely from Licensee’s post-termination use of a mark set forth in Schedule C or (B) alleging that Licensee’s or any of its Affiliate’s post-termination use of a mark set forth on Schedule C infringes or otherwise violates any rights of Licensor or its Affiliates in such mark.

(iii) Notwithstanding anything to the contrary herein, the Licensee shall at no time have any obligation to retrieve or replace any materials containing or bearing any of the Licensed Marks that it has already distributed to customers.

(e) Survival of Certain Provisions. Notwithstanding anything in this Agreement to the contrary, Section 2(c)(i)(A), Section 2(c)(i)(B), Section 2(c)(ii), Section 3(d), and Section 5 hereof shall survive the expiration or any termination of this Agreement for any reason whatsoever.

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4. Quality.

(a) Quality Standard. The Licensee acknowledges and agrees that the Licensor and its Affiliates have a paramount interest in maintaining and protecting the image and reputation of the Licensed Marks, and the Licensee further acknowledges and agrees that the quality of the products bearing and the services offered under the Licensed Marks by the Licensee and its Subsidiaries (together with any associated advertising materials, the “Licensed Goods”) will, in the case of goods, be at least as high as the quality of goods manufactured by the Licensee and its Subsidiaries bearing such Licensed Marks prior to the date hereof, and, in the case of services, be at least as high as the quality of services offered by Licensee and its Subsidiaries under the Licensed Marks prior to the date hereof.

(b) Samples/Inspection of Licensed Goods. The Licensor shall have the right, from time to time, to reasonably request that the Licensee provide it with samples of the Licensed Goods for purposes of ensuring that the quality standard set forth at Section 4(a) is being met, and the Licensee shall promptly provide such samples upon request. Upon inspection of the samples or other inspection of the Licensed Goods, in the event that the Licensor in its reasonable judgment concludes that the aforesaid quality standard is not being met, the Licensor shall promptly notify the Licensee and shall provide the Licensee with specifics concerning any deficiencies in the Licensed Goods. The Licensee shall have thirty (30) days from the receipt of said notice to cure such defects. If the Licensor does not provide notice to the Licensee of any concerns regarding the quality standards within thirty (30) days of the receipt of the samples of the Licensed Goods, the Licensed Goods submitted for inspection shall be deemed approved.

5. Infringement; Indemnification; Limitation of Liability.

(a) Licensor Warranties/Indemnification.

(i) With respect to the Licensed Marks set forth at Schedules A and B,

(A) the Licensor represents and warrants that either it or one of its Affiliates is the sole owner of all right, title, and interest in and to each of such Licensed Marks, and has the sole right and authority to grant the license afforded the Licensee hereunder, in the United States, and that Licensee’s use of such Licensed Marks in the United States in compliance with this Agreement will not violate the trademark, copyright, or patent rights of any third party, and

(B) the Licensor represents and warrants that, to its knowledge, it or one of its Subsidiaries is the sole owner of all right, title, and interest in and to the Licensed Marks, and has the sole right and authority to grant the license afforded the Licensee hereunder, in all areas outside the United States where the Licensee and its Subsidiaries are doing Business as of the date of this Agreement, and that Licensee’s use of such Licensed Marks in such areas in compliance with this Agreement will not violate the trademark, copyright, or patent rights of any third party.

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(ii) Indemnification. The Licensor will indemnify and hold harmless the Licensee and its Subsidiaries, and all of their respective officers, directors, employees and agents, from and against any and all suits, claims, damages, and liabilities, including reasonable attorneys’ fees and litigation costs, arising from or related to a breach of the representations and warranties set forth at Section 5(a)(i).

Licensor makes no representations and warranties concerning the Licensed Marks set forth at Schedule C hereto, and such marks are licensed to Licensee hereunder on an as-is basis.

(b) Licensee Warranties/Indemnification.

(i) The Licensee represents and warrants to the Licensor that it will comply with all laws, including any and all product liability laws, governing the manufacture, production, distribution and sale of the Licensed Goods, and any and all advertising, promotional and marketing activities related to the foregoing, and it will manufacture, sell and distribute the Licensed Goods in accordance with the terms of this Agreement.

(ii) The Licensee will indemnify and hold harmless the Licensor and its successors, assigns, Affiliates, and co-ventures, and all other parties associated with the Licensed Marks, and its and their respective directors, officers, employees, and agents from and against all third party claims (including settlements entered into in good faith with the Licensee’s consent), liabilities and expenses (including reasonable attorneys’ fees) arising out of or in connection with: (A) any defect in the Licensed Goods; (B) personal injury to any Person by the use of the Licensed Goods; (C) infringement of any rights of any Person by the manufacture, sale, possession or use of the Licensed Goods (except for claims that the Licensed Marks, only as used in connection with the Licensed Goods, infringe any copyright, patent or trademark of any Person); and (D) the Licensee’s breach of the warranty set forth at Section 5(b)(i).

(c) Indemnification Process.

(i) In the event that a party entitled to indemnification hereunder shall sustain or incur any Damages in respect of which indemnification may be sought by such party pursuant to this Section 5, the party seeking such indemnification (the “Indemnitee”) shall assert a claim for indemnification (“Indemnification Claim”) by giving prompt written notice thereof (the “Notice”) to the party providing indemnification (the “Indemnitor”) and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided, that, failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except and to the extent that the Indemnitor is prejudiced as a result of such failure. The Notice shall set forth with reasonable particularity the basis for the Indemnification Claim and, if estimable, the Indemnitee’s good faith estimate of damages resulting from such Indemnification Claim. Any dispute relating to an Indemnification Claim shall be resolved by (i) the mutual agreement of the Indemnitor and the Indemnitee, (ii) binding arbitration, if arbitration is agreed to in writing by the Indemnitor and the Indemnitee or (iii) a final order, decree or judgment of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected). An Indemnitor may not, without the prior written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (A) such settlement, compromise or consent includes an unconditional release of the Indemnitee and its officers, directors, employees and Affiliates from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnitee and (C) does not contain any requirement that the Indemnitee or any of the Indemitee’s Affiliates make any payments or any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnitee or any of the Indemnitee’s Affiliates.

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(ii) In case any third party claim, action or proceeding (a “Third Party Claim”) is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee of its intention to do so within thirty (30) days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s own expense. Notwithstanding the assumption by the Indemnitor of the defense of any Third Party Claim as provided in this Section 5(c)(ii), the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

6. Notices. All notices or communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by facsimile, by registered or certified mail, postage prepaid, return receipt requested, or by nationally recognized overnight delivery service, addressed as follows:

If to the Licensee:

c/o Dominus Capital, L.P.

135 West 50th Street, 19th Floor

New York, NY 10020

Telephone number: (212) 784-5444

Facsimile number: (212) 784-5441

Attention: Ashish B. Rughwani

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone number: (212) 446-4843

Facsimile number: (212) 446-4900

Attention: Edward Sadtler and Jai Agrawal

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If to the Licensor:

Interface, Inc.

2859 Paces Ferry Road

Suite 2000

Atlanta, Georgia 30339

Telephone number: (770) 437-6800

Facsimile number: (770) 319-6270

Attention: General Counsel

with a copy to:

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street

Suite 2800

Atlanta, Georgia 30309

Telephone number: (404) 815-6500

Facsimile number: (404) 815 -6555

Attention: James W. Stevens

All such notices shall be deemed effective when delivered by registered or certified mail, nationally recognized overnight delivery service or facsimile transmission to the above address or facsimile number. Any party’s address or facsimile number may be changed by delivery of notice to the other parties in accordance with the provisions of this Section 6.

7. Miscellaneous.

(a) Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach, violation or default of or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof.

(b) Successors and Assigns; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Either party may assign, delegate or otherwise transfer, directly or indirectly, either this Agreement or any of its rights, interests, or obligations hereunder to any wholly-owned Subsidiary or Affiliate of the party or a successor in interest to all or substantially all of the assets of such party’s business; provided that any party assigning, delegating or otherwise transferring this Agreement or any of its rights, interests, or obligations hereunder shall require the successor to agree in writing to be bound by the terms of this Agreement.

(c) Governing Law. This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive laws of the State of Georgia, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

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(d) Entire Agreement. This Agreement, including the Schedules hereto, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous negotiations, commitments and writings with respect to such subject matter (including any intercompany licenses or similar agreements in existence prior to the Closing). No amendment or modification of this Agreement shall be effective unless made in writing and signed by the Licensee and the Licensor.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

(f) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement should be prohibited or held invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g) Specific Performance. The parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion and in addition to all other rights and remedies available in law or in equity, in a court of competent jurisdiction, to the extent permitted hereunder, apply for specific performance or injunctive or other relief as such court may deem just and proper in order to enforce this Agreement or to prevent violation hereof and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

(h) Incorporation of Schedules. All Schedules attached hereto are incorporated herein by reference.

(i) Interpretation and Rules of Construction. Except as otherwise explicitly specified to the contrary, for purposes of this Agreement, the following rules of interpretation shall apply: (a) a reference to a Section, Article or Schedule shall mean a Section or Article of, or Schedule to, this Agreement, unless another agreement is specified, (b) the word “including” shall be construed as “including without limitation,” (c) references to a particular statute or regulation shall include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form shall include the plural and singular form, respectively, (e) references to gender shall include both genders, (f) words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires and (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

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(j) Relationship of the Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the parties or any of their Affiliates, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of licensor and licensee of marks nor be deemed to vest any rights, interests or claims in any third parties.

(k) Headings. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

[Signatures on Following Page]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

INTERFACE, INC.

By:
Name:
Title:

BENTLEY PRINCE STREET, INC.

By:
Name: Title:

Exhibit C

[FORM OF COMPANY CONTROL LETTER AGREEMENT]

Interface, Inc.

2859 Paces Ferry Road

Suite 2000

Atlanta, Georgia 30339

Attn: General Counsel

Bentley Prince Street, Inc.

14641 East Don Julian Road

City of Industry, California 91746

Attn: Dave Moore

Re:	Accounts Receivable Payments from Customers of Bentley Prince Street, Inc.

Ladies and Gentlemen:

This letter shall notify you that Bentley Prince Street, Inc. (“Borrower”) has (i) entered into that certain Credit and Security Agreement, dated July ___, 2012 (as amended from time to time, the “WFBC Credit Agreement”), by and among the Borrower, Bentley Prince Street Holdings, Inc. (the “Buyer”), Bentley Mills, Inc., Prince Street, Inc. and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division (“Lender”), and (ii) granted a first priority security interest to Lender in, among other things, all of the Borrower’s and its affiliates’ right, title, and interest in and to the Borrower’s and its affiliates accounts receivable and all proceeds (including cash collections) thereof (collectively, the “Collateral”).

We understand that (i) Interface, Inc., through its subsidiary, has sold all of its ownership interest in the stock of Borrower to the Buyer, pursuant to that certain Stock Purchase Agreement dated on or about the date hereof (the “Stock Purchase Agreement”) among Interface Americas Holdings, LLC, Interface, Inc. and Buyer (the effective date and time of such sale of stock being referred to herein as the “Effective Time”), (ii) Interface, Inc., or an affiliate thereof, may receive payments in respect of the Collateral (such payment in respect of the Collateral being referred to herein as the “Bentley A/R Collections”), and (iii) on and after the Effective Time the Bentley A/R Collections may continue to be received in or deposited into one or more deposit accounts of Interface, Inc. or an affiliate thereof maintained with Wells Fargo Bank (such deposit accounts of Interface, Inc. or an affiliate thereof, referred to herein collectively as the “Interface Deposit Accounts”).

By executing and delivering a copy of this letter, and in order to induce the Lender to enter into and perform under the WFBC Credit Agreement, each of the parties to this letter acknowledge and agree to the following:

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1.	Lender shall have a first priority security interest in the Collateral, including the Bentley A/R Collections.

2. To the extent received by Interface, Inc. or an affiliate thereof, Interface, Inc., shall or shall cause such affiliate to, if applicable, receive and hold the Bentley A/R Collections and all other Collateral for the benefit of, and subject to the sole instructions of, Lender until (i) such Collateral is transferred in accordance with paragraph 3 below, or (ii) Lender provides written notice that Lender’s security interest in the Collateral is released.

3. Interface, Inc. shall arrange, at Borrower’s expense, to remit all Bentley A/R Collections, if any, received in or deposited into one or more of the Interface Deposit Accounts to the following account no less than weekly:

Wells Fargo Bank, N.A.

[            ]

ABA #: [            ]

Cash collateral account number: [            ]

Reference: [            ]

The foregoing instructions may not be changed by Borrower or any other person without the written consent of Lender.

4. Interface, Inc., on behalf of itself and each affiliate thereof, waives, surrenders, and relinquishes any rights in or to the Collateral, including, without limitation, any security interests or liens provided by applicable law to which Interface, Inc. or any affiliate may otherwise be entitled.

5. Interface, Inc. has not acquired, and will not acquire, any rights in the Collateral sufficient to transfer an interest or grant a security interest in or to the Collateral.

6. Lender has the right to take possession of, or direct the disposition of, the Collateral at any time without first receiving the consent or permission of the Borrower.

7. Upon the request of Lender, Interface, Inc. shall, at Borrower’s expense, provide Lender with (i) such information that Lender may reasonably request from time to time regarding the Bentley A/R Collections received by Interface, Inc. or, if applicable, an affiliate thereof and the amounts remitted by Interface, Inc. pursuant to paragraph 3 above, and (ii) any other information regarding the Collateral in the possession of Interface, Inc. or, if applicable, an affiliate thereof (including, but not necessarily limited to, invoices relating to Borrower’s accounts receivable, credit memoranda, debit memoranda, balances, and bills of lading).

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8. The Borrower acknowledges and agrees that to the extent the obligations of Interface, Inc. under this letter in respect of the Bentley A/R Collections or any other Collateral conflict with the obligations of Interface, Inc. and/or Interface Americas Holdings, LLC under the Stock Purchase Agreement or any other Transaction Documents (as such term is defined in the Stock Purchase Agreement) in respect of the Bentley A/R Collections or any other Collateral, Interface, Inc. and Interface Americas Holdings, LLC, as applicable, are hereby authorized by the Borrower to follow the terms of this letter and shall not be deemed in breach or violation of any of their obligations under the Stock Purchase Agreement or any other Transaction Documents (as such term is defined in the Stock Purchase Agreement) by following the terms of this letter.

This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Transmission by facsimile or “pdf” file of an executed counterpart of this letter shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart. To the extent of any conflict between this letter and any other agreement by or among some or all of the parties hereto, the terms and conditions of this letter shall prevail. This letter and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by, the laws of the State of California.

[signatures on next page]

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Please acknowledge your agreement with the foregoing by signing and returning a copy of this letter to Lender.

Sincerely,

Wells Fargo Bank, National Association, operating through its Wells Fargo Business Credit operating division

By:
Name: James Campbell
Title: Authorized Signatory

ACKNOWLEDGED AND AGREED TO BY:

INTERFACE, INC.

By:
Name:
Title:

BENTLEY PRINCE STREET, INC.

By:
Name:
Title:

Letter Agreement re

Collection and Disposition

of Bentley A/R

Exhibit D

[FORM OF PARENT CONTROL LETTER AGREEMENT]

Interface, Inc.

2859 Paces Ferry Road

Suite 2000

Atlanta, Georgia 30339

Attn: General Counsel

Bentley Prince Street, Inc.

14641 East Don Julian Road

City of Industry, California 91746

Attn: Dave Moore

Re:	Accounts Receivable Payments from Customers of Interface, Inc. and Affiliates.

Ladies and Gentlemen:

This letter shall notify you that Interface, Inc. (“IFI”) has entered into that certain Seventh Amended and Restated Credit Agreement, dated as of June 24, 2011 (the “Senior Secured Credit Agreement”), by and among IFI, Interfaceflor, LLC, the banks and lending institutions listed on the signature pages thereof and such other banks and lending institutions which become lenders thereto (collectively, the “Lenders”), Wells Fargo Bank, National Association (the “Domestic Agent”), and Bank of America, N.A. and (ii) granted a first priority security interest to Domestic Agent, for the benefit of itself and the Lenders, in, among other things, all IFI’s and its subsidiaries right, title, and interest in and to the IFI’s and its subsidiaries account receivables and all proceeds (including cash collections) thereof (collectively, the “Collateral”).

We understand that (i) IFI, through its subsidiary, has sold all of its ownership interest in the stock of Bentley Prince Street, Inc. (“BPS”) to Bentley Prince Street Holdings, Inc., a Delaware corporation (“BPSH”), pursuant to that certain Stock Purchase Agreement dated on or about the date hereof (the “Stock Purchase Agreement”) among Interface Americas Holdings, LLC, Interface, Inc. and BPSH (the effective date and time of such sale of stock being referred to herein as the “Effective Time”), (ii) BPSH, or an affiliate thereof, including without limitation BPS and Prince Street, Inc. (referred to herein collectively as the “BPS Entities”) may receive payments in respect of the Collateral (such payment in respect of the Collateral being referred to herein as the “Interface A/R Collections”), and (iii) on and after the Effective Time the Interface A/R Collections may continue to be received in or deposited into one or more deposit accounts of one or more BPS Entities, maintained with Wells Fargo Bank (such deposit accounts of the BPS Entities referred to herein collectively as the “BPSH Deposit Accounts”).

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By executing and delivering a copy of this letter, and in order to comply with the Senior Secured Credit Agreement, each of the parties to this letter acknowledge and agree to the following:

1. Domestic Agent shall continue to have a first priority security interest in the Collateral, including the Interface A/R Collections.

2. To the extent received by any BPS Entity, each such BPS Entity shall receive and hold the Interface A/R Collections and all other Collateral for the benefit of, and subject to the sole instructions of, Domestic Agent until (i) such Collateral is transferred in accordance with paragraph 3 below, or (ii) Domestic Agent provides written notice that Domestic Agent’s security interest in the Collateral is released.

3. BPSH shall arrange, at IFI’s expense, to remit all Interface A/R Collections, if any, received in or deposited into one or more of the BPSH Deposit Accounts to the following account no less than weekly:

Wells Fargo Bank, N.A.

[            ]

ABA #: [            ]

Cash collateral account number: [            ]

Reference: [            ]

The foregoing instructions may not be changed by IFI or any other person without the written consent of Domestic Agent.

4. Each of BPS, BPSH and Prince Street hereby waives, surrenders, and relinquishes any rights in or to the Collateral, including, without limitation, any security interests or liens provided by applicable law to which such BPS Entity may otherwise be entitled.

5. No BPS Entity has acquired, and will not acquire, any rights in the Collateral sufficient to transfer an interest or grant a security interest in or to the Collateral.

6. Domestic Agent has the right to take possession of, or direct the disposition of, the Collateral at any time without first receiving the consent or permission of the IFI.

7. Upon the request of Domestic Agent, BPSH shall, at IFI’s expense, provide Domestic Agent with (i) such information that Domestic Agent may reasonably request from time to time regarding the Interface A/R Collections received by any BPS Entity and the amounts remitted by BPSH pursuant to paragraph 3 above, and (ii) any other information regarding the Collateral in the possession of BPSH or any other BPS Entity (including, but not necessarily limited to, invoices relating to IFI’s and its subsidiary’s accounts receivable, credit memoranda, debit memoranda, balances, and bills of lading).

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8. IFI acknowledges and agrees that to the extent the obligations of BPSH under this letter in respect of the Interface A/R Collections or any other Collateral conflict with the obligations of BPSH under the Stock Purchase Agreement or any other Transaction Documents (as such term is defined in the Stock Purchase Agreement) in respect of the Interface A/R Collections or any other Collateral, BPSH is hereby authorized by IFI to follow the terms of this letter and shall not be deemed in breach or violation of any of their obligations under the Stock Purchase Agreement or any other Transaction Documents (as such term is defined in the Stock Purchase Agreement) by following the terms of this letter.

This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Transmission by facsimile or “pdf” file of an executed counterpart of this letter shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart. To the extent of any conflict between this letter and any other agreement by or among some or all of the parties hereto, the terms and conditions of this letter shall prevail. This letter and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by, the laws of the State of New York.

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Please acknowledge your agreement with the foregoing by signing and returning a copy of this letter to Domestic Agent.

Sincerely,

Wells Fargo Bank, National Association,

By:
Name: Daniel Denton
Title: Authorized Signatory

ACKNOWLEDGED AND AGREED TO BY:

INTERFACE, INC.

By:
Name:
Title:

BENTLEY PRINCE STREET, INC.

By:
Name:
Title:

BENTLEY PRINCE STREET HOLDINGS INC.

By:
Name:
Title:

PRINCE STREET, INC.

By:
Name:
Title:

Letter Agreement re

Collection and Disposition

of Interface A/R